      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996


                                                       REGISTRATION NO. 33-80191
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                         PACIFIC GATEWAY EXCHANGE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                            4813                           94-3134065
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
               of                  Classification Code Number)           Identification No.)
incorporation or organization)

                          533 AIRPORT BLVD., SUITE 505
                              BURLINGAME, CA 94010
                                 (415) 375-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                              HOWARD A. NECKOWITZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         PACIFIC GATEWAY EXCHANGE, INC.
                          533 AIRPORT BLVD., SUITE 505
                              BURLINGAME, CA 94010
                                 (415) 375-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                          Copies to:
             ERIC J. LAPP, ESQ.                               LEIGH P. RYAN, ESQ.
             JOHN M. FOGG, ESQ.                        PAUL, HASTINGS, JANOFSKY & WALKER
        GRAY CARY WARE & FREIDENRICH                            399 PARK AVENUE
         A PROFESSIONAL CORPORATION                           NEW YORK, NY 10022
             400 HAMILTON AVENUE                                (212) 318-6000
             PALO ALTO, CA 94301
               (415) 328-6561


                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         PACIFIC GATEWAY EXCHANGE, INC.

                             CROSS-REFERENCE SHEET
               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
      LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1.


             ITEM NUMBER AND HEADING IN
           FORM S-1 REGISTRATION STATEMENT                  LOCATION IN PROSPECTUS
     -------------------------------------------  -------------------------------------------
 1.  Forepart of this Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front and Outside Back Cover Pages
 3.  Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
 4.  Use of Proceeds............................  Prospectus Summary; Use of Proceeds;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations
 5.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
 6.  Dilution...................................  Dilution
 7.  Selling Security Holders...................  Principal and Selling Stockholders
 8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.  Description of Securities to be
       Registered...............................  Prospectus Summary; Capitalization;
                                                  Description of Capital Stock
10.  Interests of Named Experts and Counsel.....  Legal Matters
11.  Information with Respect to the
       Registrant...............................  Outside Front and Inside Front Cover Pages;
                                                    Prospectus Summary; Risk Factors;
                                                    Dividend Policy; Capitalization; Selected
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Management; Certain Relationships and
                                                    Related Transactions; Principal and
                                                    Selling Stockholders; Description of
                                                    Capital Stock; Shares Eligible for Future
                                                    Sale; Glossary; Financial Statements
12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
     IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED MAY 24, 1996


                                3,467,000 SHARES

                        [PACIFIC GATEWAY EXCHANGE LOGO]
                                  COMMON STOCK
                            ------------------------
     Of the 3,467,000 shares of Common Stock offered hereby (the "Shares"), 3,100,000 shares are being offered by Pacific Gateway Exchange, Inc. ("Pacific Gateway" or the "Company") and 367,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per Share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "PGEX."
                            ------------------------
THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 6 TO
                                     12 OF
    THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                                   INVESTORS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
       ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
         OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                          THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                                  Underwriting                    Proceeds to
                                    Price to     Discounts and    Proceeds to       Selling
                                     Public      Commissions(1)    Company(2)     Stockholders
- ------------------------------------------------------------------------------------------------
Per Share.......................        $              $               $               $
- ------------------------------------------------------------------------------------------------
Total...........................        $              $               $               $
- ------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
  Over-
  Allotment Option(3)...........        $              $               $               $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) See "Underwriting."

(2) Before deducting expenses estimated at $662,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company and certain stockholders of the Company to the Underwriters to purchase up to an additional 40,050 and 480,000 shares, respectively, on the same terms, solely to cover over-allotments. See "Underwriting" and "Principal and Selling Stockholders."
                            ------------------------
     The Shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
            , 1996.
                            ------------------------
PAINEWEBBER INCORPORATED  ALEX. BROWN & SONS
                                                            INCORPORATED
                            ------------------------
               THE DATE OF THIS PROSPECTUS IS             , 1996

                        [PACIFIC GATEWAY EXCHANGE LOGO]
                             INTERNATIONAL NETWORK
                         CURRENT AND PENDING FACILITIES

                                     [MAP]

           WORLD MAP NAMING AND LOCATING UNDERSEA FIBER OPTIC CABLES
                      AND GATEWAY SWITCHES DESCRIBED BELOW

PACIFIC GATEWAY HAS OWNERSHIP POSITIONS IN 14 DIGITAL UNDERSEA FIBER OPTIC CABLES AND OPERATES TWO INTERNATIONAL GATEWAY SWITCHING FACILITIES IN LOS ANGELES AND NEW YORK. THE COMPANY HAS ALSO MADE PLANS TO INVEST OR LEASE AN INTEREST IN APPROXIMATELY SEVEN ADDITIONAL UNDERSEA FIBER OPTIC CABLES, AS WELL AS AN ADDITIONAL SWITCHING SITE IN DALLAS. THE COMPANY'S OWNED INTERNATIONAL NETWORK, TOGETHER WITH LEASED CAPACITY AND SATELLITE CIRCUITS, ENABLE IT TO TERMINATE TELECOMMUNICATIONS TRAFFIC TO ANY COUNTRY IN THE WORLD THAT HAS DIRECT DIAL SERVICE WITH THE UNITED STATES.

LEGEND:

- -------  Company-owned undersea fiber optic transmission facilities.
- ------- Fiber optic transmission facilities currently in service, under construction or in the planning stages in which the Company has plans to purchase or lease an interest.
         Company-owned international gateway switching sites.
         Company-owned switching facilities planned for 1996 installation.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET.
SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by its independent accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) gives effect to a 940 to 1 split of the Company's Common Stock effected on October 20, 1995 and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY


     Pacific Gateway is a facilities-based international telecommunications carrier which provides international telecommunications services primarily to its target customer base of long distance service providers worldwide, including five of the seven largest U.S.-based long distance carriers. The Company operates an international network consisting of international and domestic switching facilities in Los Angeles and New York, partial ownership interests in 14 digital undersea fiber optic cable systems in the Atlantic, Pacific and Caribbean regions and operating agreements that provide for the exchange of telecommunications traffic with foreign carriers.



     As of March 31, 1996, Pacific Gateway had operating agreements with 25 foreign carriers in 19 countries around the world, which countries collectively represent approximately 43.3% of U.S.-originated international traffic. The Company is currently negotiating operating agreements with more than 20 prospective foreign partners. The Company's foreign partners include both telecommunications carriers that have been dominant in their home markets which may be wholly or partially government-owned (often referred to as Post Telephone and Telegraphs or "PTTs") and nondominant carriers that may have been recently established as a result of the deregulation of foreign telecommunications markets ("Competitive Carriers").


     Industry sources estimate that the international telecommunications services market was approximately $50.6 billion in aggregate carrier revenues in 1994, with approximately $12.4 billion of this traffic originating in the United States, and that aggregate international telecommunications traffic grew at a compound annual rate of 13% during the period from 1990 to 1994, with some sectors in developing countries growing at faster rates. This historical growth rate is approximately twice the growth rate of aggregate U.S. domestic long distance traffic over the same period. The Company believes that the international telecommunications market will continue to experience strong growth for the foreseeable future.

     The Company's senior management team founded Pacific Gateway in 1991 to capitalize on the significant growth opportunities it believes are being created by the following major trends in the international telecommunications services market: (i) global deregulation and privatization; (ii) increased availability of digital undersea fiber optic cable capacity; (iii) reductions in service costs driven by technological advancements and increased competition; and (iv) economic development and an increasing number of telephones and access lines in service worldwide. Despite the growth and general deregulatory trends in the global telecommunications market, however, the pace of change and emergence of competition in many countries remains slow, with domestic and international traffic still dominated by government-controlled monopoly carriers. The Company believes that U.S.-based international carriers, such as Pacific Gateway, which have already established, or are in negotiations to establish, operating agreements with government-controlled monopoly carriers in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

     The Company's strategy to capitalize on the growing demand for international telecommunications services consists of the following key elements: (i) secure additional operating agreements with foreign carriers, particularly in fast-growing markets in Asia, the Pacific Rim, Latin America and Eastern Europe; (ii) expand and enhance its global network facilities; (iii) pursue strategic alliances, joint ventures and acquisitions to increase both overseas-originated and U.S.-originated traffic; (iv) broaden its offering of higher margin value-added products and services; (v) leverage its existing network facilities through targeted direct marketing of international services to corporate customers located near the Company's switching facilities; and (vi) maintain efficient, low-cost operations.

     International long distance traffic is traditionally exchanged pursuant to bilateral operating agreements entered into between international long distance carriers in two countries. The Company believes that it is currently the only U.S.-based international carrier other than AT&T Communications, Inc., MCI Telecommunications Corporation, Sprint Corporation and WorldCom, Inc. to have secured a significant number of traditional switched voice bilateral operating agreements with foreign carriers. Unless a U.S.-based international carrier is able to offer a new business opportunity or a new source of traffic, generally there is little incentive for a foreign carrier to take on the administrative burdens of negotiating a new operating agreement with a U.S.-based carrier, to incur additional capital investment, and to maintain the relationship on an ongoing basis. The Company believes that the combination of the large traffic volume, proven operating performance and personal relationships that traditionally has been required both to establish operating agreements and to secure positions in digital undersea fiber optic cable systems creates a significant barrier to entry in the international telecommunications services market.


     The Company's target customer base includes the more than 200 U.S.-based long distance carriers with annual revenues of between $50 million and $2 billion and the foreign carriers with which the Company has, or proposes to have, operating agreements. As of March 31, 1996, Pacific Gateway provided its services to approximately 57 U.S.-based long distance carriers and 25 foreign carriers. The Company has been able to increase its revenues by providing service to new U.S.-based customers, by providing its existing customers with direct service to additional countries as it obtains new operating agreements and by terminating increasing volumes of traffic from its foreign carrier partners. The Company believes that the principal reasons its customers select Pacific Gateway to carry their international traffic are (i) the Company's reputation for operating a state-of-the-art network at rates that are comparable to or lower than its competitors; (ii) that the Company's size enables its experienced sales and operating personnel to tailor cost-effective telecommunications services to meet customers' needs and to provide highly responsive, flexible customer service; and (iii) that Pacific Gateway is the only significant U.S. facilities-based international carrier that does not also compete primarily for end-user customers in the domestic long distance market.


     The Company was incorporated in Delaware on August 8, 1991. The Company's principal executive offices are located at 533 Airport Boulevard, Suite 505, Burlingame, California 94010. Its telephone number is (415) 375-6700.

                                  THE OFFERING

Common Stock offered by the
Company.............................      3,100,000 shares

Common Stock offered by the Selling
  Stockholders......................        367,000 shares

Common Stock to be outstanding after
this Offering(1)....................     17,200,000 shares

Use of proceeds.....................     The net proceeds of this Offering will
                                           be used (i) to expand the Company's
                                           international network facilities on
                                           new and existing routes, (ii) to
                                           repay the Company's existing
                                           indebtedness to one of its
                                           stockholders and to a commercial
                                           lender, and (iii) to invest in
                                           potential joint ventures, strategic
                                           alliances or acquisitions and for
                                           working capital and other general
                                           corporate purposes. See "Use of
                                           Proceeds."

Proposed Nasdaq National Market
symbol..............................     PGEX
- ---------------


(1) Excludes 1,200,000 shares reserved for issuance under the Company's 1995 Stock Option Plan, of which 539,170 shares of Common Stock were issuable upon exercise of outstanding options at March 31, 1996, and 400,000 shares of Common Stock were reserved at March 31, 1996 for issuance under the Company's 1995 Stock Purchase Plan. See "Capitalization" and
    "Management -- Stock Plans."

                             SUMMARY FINANCIAL DATA


                                         PERIOD FROM
                                         INCEPTION(1)                                                    THREE MONTHS ENDED
                                           THROUGH                 YEAR ENDED DECEMBER 31,                    MARCH 31,
                                         DECEMBER 31,     ------------------------------------------     -------------------
                                             1991          1992       1993       1994         1995        1995        1996
                                         ------------     ------     ------     -------     --------     -------     -------
                                               (IN THOUSANDS, EXCEPT PER SHARE AND REVENUES PER MINUTE OF USE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................       $  124        $  800     $5,048     $20,913     $ 76,416     $12,125     $32,240
  Cost of long distance services.....           37           587      4,036      17,196       66,346      10,042      29,130
                                           -------        -------    -------    -------      -------     -------     -------
    Gross profit.....................           87           213      1,012       3,717       10,070       2,083       3,110
  Selling, general and administrative
    expenses.........................          113           531      1,008       2,273        5,467         992       1,956
  Depreciation.......................            1            17        104         410        1,124         189         385
                                           -------        -------    -------    -------      -------     -------     -------
    Operating income (loss)..........          (27)         (335)      (100)      1,034        3,479         902         769
  Interest expense...................           --            --         12         193          538         111         152
                                           -------        -------    -------    -------      -------     -------     -------
    Income (loss) before income
      taxes..........................          (27)         (335)      (112)        841        2,941         791         617
  Provision for income taxes.........           --            --         --         205        1,155         311         250
                                           -------        -------    -------    -------      -------     -------     -------
    Net income (loss)................       $  (27)       $ (335)    $ (112)    $   636     $  1,786     $   480         367
                                           =======        =======    =======    =======      =======     =======     =======
  Net income (loss) per share........       $   --        $(0.03)    $(0.01)    $  0.04     $   0.12     $  0.03     $  0.03
                                           =======        =======    =======    =======      =======     =======     =======
  Weighted average shares
    outstanding......................       10,070        11,128     14,300      14,300       14,300      14,300      14,300
OTHER OPERATING DATA:
  EBITDA(2)..........................       $  (26)       $ (318)    $    4     $ 1,444     $  4,603     $ 1,091     $ 1,154
  Capital expenditures...............       $   80        $   66     $1,542     $ 3,745     $  7,233     $   242     $ 4,121
  Minutes of use.....................          N/A           N/A     13,580      61,690      252,925      38,667     108,888
  Revenues per minute of use.........          N/A           N/A     $ 0.37     $  0.34     $   0.30     $  0.31     $  0.30
  Estimated return traffic revenue
    backlog(3).......................           --            --     $  158     $   986     $  6,142     $ 2,052     $ 8,400



                                                                                               AS OF MARCH 31, 1996
                                                                                              ----------------------
                                                                                                              AS
                                                                                              ACTUAL      ADJUSTED(4)
                                                                                              -------     ----------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................................    $ 3,691     $   34,971
  Working capital (deficit)...............................................................     (6,973)        27,307
  Total assets............................................................................     41,123         72,403
  Revolving line of credit................................................................      3,000             --
  Revolving line of credit, related party.................................................      5,420             --
  Stockholders' equity....................................................................      3,257         42,957


- ---------------

(1) The Company was incorporated in Delaware and commenced operations on August 8, 1991.

(2) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all the Company's cash needs. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.


(3) Represents revenue from delayed proportional return traffic actually received during the six months following the end of the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995. For the year ended December 31, 1995, the amount represents the actual return revenue of $3,042 during the three months ended March 31, 1996 and management's estimate of revenue to be received from delayed proportional return traffic during the three month period ending June 30, 1996. For the three months ended March 31, 1996, this amount represents management's estimate of revenue to be received from delayed proportional return traffic during the six months ending September 30, 1996. Management's estimates of the revenue to be received from delayed proportional return traffic are based on the anticipated ratios between outgoing and incoming traffic and the anticipated settlement rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."



(4) Adjusted to reflect the sale of 3,100,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS


     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements regarding expected future revenue from delayed proportional return traffic from foreign partners pursuant to certain operating agreements. Actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including changes in international settlement rates, changes in the ratios between outgoing and incoming traffic, foreign currency fluctuations, termination of certain operating agreements, and other factors set forth below and elsewhere in this Prospectus.


LIMITED OPERATING HISTORY; HISTORY OF LOSSES

     The Company commenced its operations in August 1991 and has a limited operating history. The Company was not profitable until 1994 and had accumulated losses of $473,445 through December 31, 1993. There can be no assurance that the Company's future operations will continue to generate operating or net income. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON OPERATING AGREEMENTS WITH FOREIGN PARTNERS

     Pacific Gateway's strategy is based on its ability to enter into operating agreements with foreign carriers, which the Company refers to as foreign partners, in each of the foreign countries it has targeted so it can terminate traffic in, and receive return traffic from, that country. The Company believes that it would not be able to serve its customers at competitive prices without such operating agreements. The operating agreements are generally for an unspecified term in accordance with industry practice, although many of the Company's foreign partners have mutual investments with the Company in digital undersea fiber optic cable to assure long-term telecommunications access between their respective countries and the United States. While the Company has been successful in negotiating and maintaining operating agreements, none of which has been terminated to date, the trend toward deregulation of telephone communications in many countries and a significant reduction in outgoing traffic carried by Pacific Gateway, among other things, could cause foreign partners to terminate their operating agreements, or could cause such operating agreements to have substantially less value to the Company. Such termination by certain of the Company's foreign partners could have a material adverse effect on the Company's business. Moreover, there can be no assurance that the Company will be able to enter into additional operating agreements in the future. The failure to enter into additional operating agreements could limit the Company's ability to increase its revenues on a profitable basis. See "Business -- Industry Background -- Operating Agreements" and "Business -- Operating Agreements."

MANAGING RAPID GROWTH

     The Company is experiencing a period of rapid growth which is expected to continue to place a significant strain on the Company's management, operational and financial resources. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, to purchase and utilize more digital undersea fiber optic cable and other transmission facilities and to expand, train and manage its employee base. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses. The Company's overflow traffic is handled by other international carriers to which the Company pays per minute usage fees. The Company is not able to assure that the quality of these services is commensurate with the transmission quality provided by the Company. If the Company is not able to manage its growth effectively or maintain the quality of its service, the Company's business may be adversely affected.

RISKS OF INTERNATIONAL TELECOMMUNICATIONS BUSINESS

     The Company generates substantially all its revenues by providing international telecommunications services to its customers. The Company's operations are subject to certain risks, such as changes in foreign government regulations and telecommunications standards, licensing requirements, tariffs, taxes and other trade barriers, as well as political and economic instability. In addition, the Company's revenues and cost of long distance services are sensitive to changes in international settlement rates, changes in the ratios between outgoing and incoming traffic and foreign currency fluctuations. International rates charged to customers are likely to decrease in the future for a variety of reasons, including increased competition between existing carriers, new entrants into niche markets and the consummation of joint ventures among large international carriers that facilitate targeted pricing and cost reductions. In addition, the Company's business could be adversely affected by a reversal in the current trend toward deregulation of government-owned telecommunications carriers. There can be no assurance that the Company will be able to increase its traffic volume or reduce its operating costs sufficiently to offset any resulting rate decreases.

DEPENDENCE ON AVAILABILITY OF TRANSMISSION FACILITIES

     The future profitability of the Company will depend in part on its ability to obtain transmission facilities on a cost-effective basis. Because digital undersea fiber optic cables typically take several years to plan and construct, carriers generally make investments based on a forecast of anticipated traffic. The Company does not control the planning or construction of digital undersea fiber optic transmission facilities and must seek access to such facilities through partial ownership positions. If ownership positions are not available, the Company must seek access to such facilities through lease arrangements on negotiated terms that may vary with industry and market conditions. The Company currently has partial ownership interests in 14 digital undersea fiber optic cable systems, and leases capacity in one such cable system. In addition, unlike AT&T Communications, Inc. ("AT&T"), MCI Telecommunications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc., ("WorldCom"), the Company does not have direct access from its gateway switches to the digital undersea fiber optic cable heads, and is required to lease these facilities from these competitors of the Company. The cost of leasing access from the gateway switches to the digital undersea fiber optic cable heads is currently approximately 0.5% of the Company's revenue. There can be no assurance of continued availability of transmission facilities or access to digital undersea fiber optic cable heads on economically viable terms. See "Business -- International Network."

COMPETITION

     The international telecommunications industry is highly competitive and subject to the introduction of new services facilitated by advances in technology. International telecommunications providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. The U.S.-based international telecommunications services market is dominated by AT&T, MCI and Sprint. The Company also competes with WorldCom and other carriers in certain markets. As the Company's network expands to serve a broader range of customers, Pacific Gateway expects to encounter increasing competition from these and other major domestic and international communications companies, many of which may have significantly greater resources and more extensive domestic and international communications networks than the Company. Moreover, the Company is likely to be subject to additional competition as a result of the formation of global alliances among the largest telecommunications carriers. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld," MCI's alliance with British Telecom, known as "Concert," and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One." The Company also faces competition from companies offering resold international telecommunications services. The Company expects that competition from such resellers will increase in the future in tandem with increasing deregulation of telecommunications markets worldwide.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as the proposed Iridium and GlobalStar systems, utilization of the Internet for international voice and data communications and digital wireless communication systems such as personal communications services ("PCS"). The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services. There can be no assurance that the Company will be able to maintain its competitive position in the future.


     With the recent grants by the Federal Communications Commission (the "FCC") of AT&T's petitions to be classified as a non-dominant carrier in the domestic interstate and international markets, only certain domestic local exchange carriers continue to be classified as dominant carriers. As a consequence of its new classification, AT&T has obtained relaxed pricing restrictions and relief from other regulatory constraints, including reduced tariff notice requirements, which should make it easier for AT&T to compete with alternative carriers such as the Company in the interstate, domestic interexchange market as well as the international market. AT&T's reclassification as a non-dominant carrier for international services could have an adverse effect on the Company because certain regulations, such as the price cap regulation and extended tariff notice periods, applicable to AT&T as a dominant carrier will no longer apply. These reduced regulatory requirements could make it easier for AT&T to compete with the Company. Nonetheless, the Commission placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace. Significantly, AT&T must (1) not raise its international residential switched voice service rates for three years, (2) assist competing U.S. carriers in obtaining nondiscriminatory accounting rates,
(3) assist the FCC's efforts to monitor the competitive impact of AT&T's global alliances, and improve the maintenance, restoration, provisioning, and access to international submarine cable facilities.



     Because the Company's business is focused primarily in the international market, AT&T's domestic non-dominant status should not have an adverse impact on the Company's business. The FCC has also initiated a new proceeding to consider, among other issues, whether regulation of domestic interexchange services should be modified in light of AT&T's reclassification. In addition, the recently enacted Telecommunications Act of 1996 (the "Telecommunications Act"), which substantially revises the Communications Act of 1934 (the "Communications Act"), permits and is designed to promote additional competition in the intrastate, interstate and international telecommunications markets by both U.S.-based and foreign companies, including the Regional Bell Operating Companies ("RBOCs"). RBOCs, among other existing or potential competitors of the Company, have significantly more resources than the Company. See "Business -- Competition" and "Business -- Government Regulation."


DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Howard A. Neckowitz, Chairman of the Board, President and Chief Executive Officer, Gail E. Granton, Chief Financial Officer, Executive Vice President, International Business Development and Secretary, Ronald D. Anderson, Vice President, Operations and Engineering, and Robert F. Craver, Senior Vice President, International Relations, as well as a group of employees with long-standing industry relationships and technical knowledge of the Company's operations. The loss of the services of one or more of these individuals could materially and adversely affect the business of the Company and its future prospects. The Company has entered into employment agreements with Messrs. Neckowitz, Anderson and Craver, and Ms. Granton. These agreements generally provide, with certain limited exceptions, that the officer cannot render services to another person or entity without the prior written consent of the Board of Directors of the Company or engage in any activity which conflicts or interferes in any material way with the performance of his or her duties with the Company during the term of the agreement (which terms range from two to four years) and during the separation period following the officer's termination of employment prior to the end of the term of the agreement so long as the officer is receiving a severance payment from the Company. Each agreement provides that the officer may terminate the agreement during the separation period following termination of employment, thus terminating the officer's obligation not to compete as well as the Company's obligation to pay severance. The Company does not maintain key person life insurance on any of its officers or employees. The Company's future success will also depend on its ability to attract and retain additional management, technical and sales personnel required in connection with the growth and development of its business. See "Management."

CAPITAL EXPENDITURES; POTENTIAL NEED FOR ADDITIONAL FINANCING

     The facilities-based telecommunications industry requires substantial capital investment in switching and peripheral equipment and digital undersea fiber optic cables. Growth in the number of minutes transmitted, international locations and customers served by the Company will require additional investment in equipment and facilities. While the Company believes that the proceeds of this Offering, combined with other existing and anticipated sources of liquidity, should be sufficient to fund its capital requirements for the foreseeable future, certain events may occur that would require the Company to obtain additional financing. Such events could include faster than expected growth or lower than anticipated funds generated from operations. There can be no assurance that the Company will be able to raise additional financing, or, if raised, that the terms of such financing will be favorable to the Company.

GOVERNMENT REGULATION

     The Company's business is subject to various federal laws, regulations, regulatory actions and court decisions which may have negative effects on the Company. The Company's interstate and international facilities-based and resale services are subject to regulation by the FCC, and regulations promulgated by the FCC are subject to change in the future. The Company may also be subject to regulation in foreign countries in connection with certain of its business activities. For example, the Company's use of transit agreements or arrangements, if any, may be affected by laws or regulations in either the transited or terminating foreign jurisdiction. There can be no assurance that foreign countries will not adopt laws or regulatory requirements that could adversely affect the Company. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company or that regulators or third parties will not raise material issues with regard to the Company's compliance with applicable regulations.

     The FCC recently further streamlined its regulation of non-dominant international carriers to provide that their tariffs and any revisions thereto are effective upon one day's notice in lieu of the previous 14-day notice period. The Company has filed international tariffs (for switched and private line services) with the FCC. The Company has also filed a domestic tariff with the FCC. With respect to international services, the Company has obtained facilities-based Section 214 authorizations to operate its channels of communication via satellites and undersea fiber optic cables. The FCC recently reduced the filing requirements for facilities-based authorizations. Section 214 resale authority is also required to resell international services. The Company has obtained all required authorizations from the FCC to use its various transmission media for the provision of international switched services and international private line services. In addition, the FCC is presently considering certain international policy issues in several rulemaking proceedings and in response to specific applications and petitions filed by other telecommunications carriers. The resolution of these proceedings could have an adverse effect on the Company's business.

     The Company is also required to conduct its international business in compliance with the FCC's international settlements policy (the "ISP"). The ISP establishes the permissible boundaries for U.S.-based carriers and their foreign counterparts to settle the cost of terminating each other's traffic over their respective networks. There can be no assurance that the FCC will not change the ISP or that any such change will not have a material adverse effect on the Company's business.

FOREIGN OWNERSHIP

     The Communications Act limits the ownership of an entity holding a common carrier radio license by non-U.S. citizens, foreign corporations and foreign governments. The Company does not currently hold any radio licenses. These ownership restrictions currently do not apply to non-radio facilities, such as fiber optic cable. There can be no assurance, however, that foreign ownership restrictions will not be imposed on the operation of non-radio facilities used for the provision of international services. The FCC recently adopted new rules relating to the entry and participation of foreign-affiliated entities in the U.S. telecommunications market. These rules also reduce international tariff notice requirements for dominant, foreign-affiliated carriers from 45 days' notice to 14 days' notice. Such reduced tariff notice requirements may make it easier for dominant, foreign-affiliated carriers to compete with the Company. The recently enacted Telecommunications Act partially amends existing restrictions on the foreign ownership of radio licenses. In particular, the

Telecommunications Act allows corporations with non-U.S. citizen officers or directors to hold radio licenses. Other non-U.S. ownership restrictions, however, remain unchanged. See "Business -- Government Regulation -- Foreign Ownership." The Company cannot predict the effect on the Company of the Telecommunications Act or other new legislation or regulations which may become applicable to the Company.

FEDERAL LEGISLATION

     The Telecommunications Act, which substantially revises the Communications Act, was recently enacted by Congress and signed into law by the President of the United States. The legislation is designed to promote competition in all telecommunications markets by, among other things, permitting the FCC to relax regulations for local exchange carriers and other telecommunications carriers where the public interest and competition warrant. To the extent such flexibility is provided, the Company's ability to compete for certain services may be adversely affected. The legislation also provides specific guidelines under which the RBOCs can provide in-region long distance services. Under the Telecommunications Act, RBOCs are authorized to provide out-of-region services, which permit the RBOCs and other carriers to provide domestic and international long distance services. The FCC has proposed rules to govern the entry of RBOCs into the out-of-region interstate, interexchange market. Among other things, the FCC has proposed to allow affiliates of RBOCs that provide out-of-region interstate, interexchange service to be regulated as non-dominant carriers, under certain circumstances. The Company's business could be adversely affected by competition from the RBOCs, which typically have greater resources than the Company, and from other carriers that have expanded opportunities to provide domestic and international services.


     The Telecommunications Act also imposes certain requirements on all telecommunications carriers to facilitate the entry of new telecommunications providers. All carriers must permit interconnection of their networks with other carriers and may not deploy network features and functions that interfere with interoperability. In addition, the Telecommunications Act requires all telecommunications providers to contribute equitably to a Universal Service Fund, although the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal. There can be no assurance that the Company would be exempt from contributing to a Universal Service Fund.


     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the telecommunications industry and the services provided by the Company. There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. Further, certain of the Telecommunications Act's provisions have been, and likely will continue to be, judicially challenged. The Company is unable to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on the Company.

     There can be no assurance that current laws and FCC and other regulations will not be amended or modified. Any such amendment or modification could have an adverse effect on the Company's business.

RELATIONSHIP WITH MATRIX


     Matrix Telecom, Inc. ("Matrix") is currently Pacific Gateway's largest customer, accounting for approximately 44% and 22% of the Company's revenues in 1994 and 1995, respectively and approximately 15% during the three months ended March 31, 1996. The loss of Matrix as a customer would have an immediate and material adverse effect on the Company's business. Mr. Neckowitz, the Chairman of the Board, President and Chief Executive Officer of the Company, is the Chairman of the Board of Matrix, and Ronald L. Jensen, a member of the Board of Directors of the Company, is a director of Matrix. The largest shareholders of Matrix, Mr. Jensen, members of his family, Mr. Neckowitz and Ms. Granton, Chief Financial Officer, Executive Vice President, International Business Development and Secretary of the Company, are also the majority shareholders of Pacific Gateway. Due to their ownership interests in Matrix and the close connection between the business of the Company and the operations of Matrix, the interests of Mr. Jensen and certain Company officers may conflict with the Company's interest in certain circumstances. Pursuant to an agreement dated as of May 1, 1995, Matrix agreed to send substantially all its international telecommunications traffic and its domestic telecommunications traffic in the Northeast and California through the Company's network until November 1996, subject to earlier termination if the Company does not match a bona fide competitive pricing offer Matrix may receive from a third party. The term of the agreement is automatically extended on a month-to-month basis unless either party gives the other 30 days' notice of termination. There can be no assurance whether or on what terms such agreement will be continued. See "Certain Relationships and Related Transactions" and "Business -- Customers."

CONCENTRATION OF CREDIT RISK


     Seven of the Company's customers accounted for approximately 49% of gross accounts receivable as of March 31, 1996. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable from its customers. The Company's allowance for doubtful accounts is based on current market conditions. Losses on uncollectible accounts have consistently been insignificant and within management's expectation.


ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's bylaws, including provisions that provide that the exact number of directors shall be determined by a majority of the Board of Directors and that the vacancies on the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management" and "Description of Capital Stock."

CONTROL OF COMPANY BY EXISTING STOCKHOLDERS

     The Company currently has only one non-executive director. Upon the consummation of this Offering, the existing stockholders of the Company in the aggregate will own and control approximately 79.8% of the outstanding shares of Common Stock. As a result of their ownership of shares of Common Stock, the existing stockholders of the Company, acting together, will be able to control the management and policies of the Company. Mr. Neckowitz, the Chairman of the Board, President and Chief Executive Officer of the Company, has proxies to vote a total of 6,594,100 shares of Common Stock held by certain members of the Jensen family. These proxies, combined with the shares owned by Mr. Neckowitz, give him the right to vote approximately 50.9% of the outstanding shares of Common Stock of the Company after this Offering. See "Principal and Selling Stockholders."


     The Company has a revolving credit facility with Ronald L. Jensen, a principal stockholder. The Company intends to use a portion of the proceeds of this Offering to repay all existing indebtedness under this facility. At March 31, 1996, there was $5.4 million outstanding under the facility. See "Use of Proceeds" and "Certain Relationships and Related Transactions -- Agreements with Directors and Executive Officers."


SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock in the public market following this Offering by the current stockholders of the Company could adversely affect the market price for the Common Stock. Upon expiration of the lock-up agreements with the Underwriters 180 days after the date of this Prospectus (or earlier upon the written consent of PaineWebber Incorporated, one of the Representatives of the Underwriters), 5,711,560 shares of Common Stock outstanding prior to this Offering may be sold in the public market, subject to limitations contained in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The volume limitations of Rule 144 will apply to the sale of these shares as long as the shares are held by affiliates of the Company. Following this Offering, sales of substantial amounts of shares of Common Stock in the public market, or even the potential for such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise capital through the sale of equity securities. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

DILUTION


     Purchasers of Common Stock in this Offering will experience immediate and substantial dilution in net tangible book value of $11.50 per share (assuming an initial public offering price of $14.00 per share). See "Dilution."


ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There is currently no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or that, if a public market develops, the market price for the Common Stock will equal or exceed the initial public offering price set forth on the cover page of this Prospectus. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting."

     Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning the Company or its competitors, including results of operations, technological innovations, government regulations, proprietary rights or significant litigation, may have a significant impact on the market price of the Company's Common Stock.

DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The Company intends to retain earnings, if any, to develop and expand its business. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock to be sold by the Company in this Offering (assuming an initial public offering price of $14.00 per share) are estimated to be $39.7 million ($40.2 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


     The Company intends to use (i) approximately $20 million of the net proceeds to finance the expansion of its international network facilities on new and existing routes, including investments in digital undersea fiber optic cables, switches and related equipment, (ii) approximately $5.4 million to repay existing indebtedness to Ronald L. Jensen, a principal stockholder of the Company and $3.0 million to repay existing indebtedness to a commercial lender and (iii) the remaining proceeds to invest in potential joint ventures, strategic alliances or acquisitions and for working capital and general corporate purposes. Although the Company is currently evaluating several potential investment opportunities, including joint ventures or strategic alliances with foreign carriers in Pacific Rim, Europe and Latin America, and the acquisition of one or more marketing organizations with a corporate customer base, the Company is not currently negotiating any acquisition transaction. Pending the use of the net proceeds for the purposes described above, the Company will invest such proceeds in short-term, interest-bearing, investment grade securities. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations," "Business -- Company Strategy" and "Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company anticipates that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant. In addition, the terms of the Company's revolving credit facility with a commercial lender, which is collateralized by its accounts receivable, prohibits the payment of cash dividends without the lender's consent.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to reflect the sale of 3,100,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $14.00 per share), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.



                                                                           AS OF MARCH 31, 1996
                                                                          ----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                          -------    -----------
                                                                              (IN THOUSANDS)
Cash and cash equivalents...............................................  $ 3,691      $34,971
                                                                          =======      =======
Revolving line of credit(1).............................................  $ 3,000           --
Revolving line of credit, related party(1)..............................    5,420           --
Stockholders' equity:
  Preferred Stock, $.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding; and no shares issued and outstanding
     as adjusted........................................................       --           --
  Common Stock, $.0001 par value, 25,000,000 shares authorized;
     14,100,000 shares issued and outstanding; and 17,200,000 shares
     issued and outstanding as adjusted(2)..............................        1            2
  Additional paid in capital............................................      940       40,639
  Retained earnings.....................................................    2,316        2,316
                                                                          -------      -------
       Stockholders' equity.............................................    3,257       42,957
                                                                          -------      -------
          Total capitalization..........................................  $11,677      $42,957
                                                                          =======      =======


- ---------------

(1) Reflects the repayment of indebtedness to a commercial lender and to a principal stockholder of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."


(2) Excludes 1,200,000 shares reserved for issuance under the Company's 1995 Stock Option Plan, of which 539,170 shares of Common Stock were issuable upon exercise of outstanding options at March 31, 1996, and 400,000 shares reserved at March 31, 1996 for issuance under the Company's 1995 Stock Purchase Plan. See "Management -- Stock Plans."

                                    DILUTION


     The net tangible book value of the Company at March 31, 1996 was $3,257,000 or $0.23 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other change in such pro forma net tangible book value after March 31, 1996, other than to give effect to the sale by the Company of 3,100,000 shares offered hereby at an assumed initial public offering price of $14.00 per share and receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $42,957,000, or $2.50 per share. This represents an immediate increase in such net tangible book value of $2.27 per share to existing stockholders and an immediate dilution of $11.50 per share to new investors. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.....................            $14.00
      Net tangible book value per share before this Offering............  $0.23
      Increase in net tangible book value per share attributable to new
         investors......................................................   2.27
                                                                          -----
    Pro forma net tangible book value per share after this Offering.....              2.50
                                                                                    ------
    Dilution in net tangible book value per share to new investors......            $11.50
                                                                                    ======



     The following table summarizes, on a pro forma basis as of March 31, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid:


                                      SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                    ---------------------     ----------------------     PRICE PER
                                     NUMBER       PERCENT       AMOUNT       PERCENT       SHARE
                                    ---------     -------     ----------     -------     ---------
    Existing stockholders(1)......  14,100,000      82.0%     $  941,734        2.1%      $  0.07
    New investors(1)..............  3,100,000       18.0      43,400,000       97.9       $ 14.00
                                    ----------     -----      -----------     -----
              Total...............  17,200,000     100.0%     $44,341,734     100.0%
                                    ==========     =====      ===========     =====

- ---------------

(1) Sales by the Selling Stockholders in this Offering will reduce the number of shares held by existing stockholders to 13,733,000 shares or approximately 79.8% of the total number of shares of Common Stock to be outstanding after this Offering, and will increase the number of shares to be purchased by new investors to 3,467,000 shares or approximately 20.2% of the total number of shares of Common Stock to be outstanding after this Offering.


     The above computations assume no exercise of the Underwriters' over-allotment option and no exercise of any outstanding options. At March 31, 1996, there were outstanding options to purchase 539,170 shares of Common Stock at a weighted average exercise price of $8.67 per share. To the extent outstanding options are exercised, there will be further dilution to new investors. See "Management -- Stock Plans," "Management -- Compensation of Directors" and Note 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


     The following selected financial data for the fiscal years ended December 31, 1992, 1993, 1994 and 1995 have been derived from financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent accountants, and which for the years ended December 31, 1993, 1994 and 1995 are included elsewhere in this Prospectus. The selected financial data for the period from the Company's inception on August 8, 1991 through December 31, 1991 and the three-month periods ended March 31, 1995 and 1996 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results of operations of the Company for such unaudited period. The financial statements for the three-month periods ended March 31, 1995 and 1996 are also included elsewhere in the Prospectus. The results of operations for the three-month periods ended March 31, 1995 and 1996 are not necessarily indicative of results that may be expected for the full year.


     The data set forth below are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.


                                                  PERIOD FROM
                                                  INCEPTION(1)                                            THREE MONTHS ENDED
                                                    THROUGH             YEAR ENDED DECEMBER 31,               MARCH 31,
                                                  DECEMBER 31,   --------------------------------------   ------------------
                                                      1991        1992      1993      1994       1995      1995       1996
                                                  ------------   -------   -------   -------   --------   -------   --------
                                                    (IN THOUSANDS EXCEPT PER SHARE AND REVENUES PER MINUTE OF USE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenues......................................    $    124     $   800   $ 5,048   $20,913   $ 76,416   $12,125   $ 32,240
  Cost of long distance services................          37         587     4,036    17,196     66,346    10,042     29,130
                                                  ------------   -------   -------   -------    -------   -------   --------
    Gross profit................................          87         213     1,012     3,717     10,070     2,083      3,110
  Selling, general and administrative
    expenses....................................         113         531     1,008     2,273      5,467       992      1,956
  Depreciation..................................           1          17       104       410      1,124       189        385
                                                  ------------   -------   -------   -------    -------   -------   --------
    Operating income (loss).....................         (27)       (335)     (100)    1,034      3,479       902        769
  Interest expense..............................          --          --        12       193        538       111        152
                                                  ------------   -------   -------   -------    -------   -------   --------
    Income (loss) before income taxes...........         (27)       (335)     (112)      841      2,941       791        617
  Provision for income taxes....................          --          --        --       205      1,155       311        250
                                                  ------------   -------   -------   -------    -------   -------   --------
    Net income (loss)...........................    $    (27)    $  (335)  $  (112)  $   636   $  1,786   $   480   $    367
                                                  ============   =======   =======   =======    =======   =======   ========
  Net income (loss) per share...................    $     --     $ (0.03)  $ (0.01)  $  0.04   $   0.12   $  0.03   $   0.03
                                                  ============   =======   =======   =======    =======   =======   ========
  Pro forma net income per share(2).............                                               $   0.15   $  0.04   $   0.03
                                                                                                =======   =======   ========
  Weighted average shares outstanding...........      10,070      11,128    14,300    14,300     14,300    14,300     14,300
OTHER OPERATING DATA:
  EBITDA(3).....................................    $    (26)    $  (318)  $     4   $ 1,444   $  4,603   $ 1,091   $  1,154
  Capital expenditures..........................    $     80     $    66   $ 1,542   $ 3,745   $  7,233   $   242   $  4,121
  Minutes of use................................         N/A         N/A    13,580    61,690    252,925    38,667    108,888
  Revenues per minute of use....................         N/A         N/A   $  0.37   $  0.34   $   0.30   $  0.31   $   0.30
  Estimated return traffic revenue backlog(4)...          --          --   $   158   $   986   $  6,142   $ 2,052   $  8,400



                                                                          AS OF DECEMBER 31,                       AS OF
                                                          --------------------------------------------------     MARCH 31,
                                                          1991      1992       1993       1994        1995         1996
                                                          ----     ------     ------     -------     -------     ---------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................  $  1     $  129     $   63     $     9     $ 1,792      $ 3,691
  Working capital (deficit).............................   195         37       (865)        242      (6,412)      (6,973)
  Total assets..........................................   374      1,007      4,130      12,301      29,756       41,123
  Revolving line of credit..............................    --         --         --          --       3,000        3,000
  Revolving line of credit, related party...............    --         --        718       4,488       2,420        5,420
  Stockholders' equity..................................   101        580        468       1,104       2,891        3,257


- ---------------

(1) The Company was incorporated in Delaware and commenced operations on August 8, 1991.

(2) Assumes that a portion of the proceeds are used to repay the amounts outstanding under the Company's two revolving lines of credit and that the interest expense, net of taxes, is eliminated.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, cash from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.


(4) Represents revenue from delayed proportional return traffic actually received during the six months following the end of the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995. For the year ended December 31, 1995, the amount represents the actual return revenue of $3,042 during the three months ended March 31, 1996 and management's estimate of revenue to be received from delayed proportional return traffic during the three month period ending June 30, 1996. For the three months ended March 31, 1996, this amount represents management's estimate of revenue to be received from delayed proportional return traffic during the six months ending September 30, 1996. Management's estimate of the revenue to be received from delayed proportional return traffic are based on the anticipated ratios between outgoing and incoming traffic and the anticipated settlement rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding expected future revenue from delayed proportional return traffic from foreign partners pursuant to certain operating agreements. The Company's revenues and results of operations are difficult to forecast and could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, without limitation, changes in international settlement rates, changes in the ratios between outgoing and incoming traffic, foreign currency fluctuations, termination of certain operating agreements, and other factors discussed under "Risk Factors" above.


OVERVIEW


     Pacific Gateway was founded in August 1991 to capitalize on the significant growth opportunities in the international telecommunications services market. The Company operates an international network consisting of international and domestic switching facilities in Los Angeles and New York, partial ownership interests in 14 digital undersea fiber optic cable systems in the Atlantic, Pacific and Caribbean regions and operating agreements with foreign carriers that provide for the exchange of telecommunications traffic. As of March 31, 1996, the Company had operating agreements with 25 foreign carriers in 19 countries around the world, which provide for the exchange of telecommunications traffic with these carriers. The Company's revenues are derived primarily from the sale of international telecommunications services to U.S.-based carriers on a wholesale basis and from the traffic received by the Company under operating agreements with its foreign partners. Substantially all the Company's remaining revenues are derived from the sale of domestic switched services to Matrix. As of March 31, 1996, the Company provided its services to approximately 57 U.S.-based long distance carriers.



     The majority of the Company's costs are variable and consist of payments to foreign partners for the termination of traffic, payments to other providers of long distance services for transmission services to countries where the Company does not have operating agreements, payments to domestic carriers for the termination of overseas-originated traffic in the United States where the Company does not have its own domestic network and payments to local exchange companies for access charges for originating and terminating international and domestic traffic where the Company has its own domestic network. The Company generally enters new markets by establishing operating agreements with foreign partners and by investing in or leasing digital undersea fiber optic cable in order to cost-effectively carry and terminate traffic. The Company seeks to have partial ownership positions in cable systems where it believes its customers' demand will justify the investment in those fixed assets. Although the Company is generally able to earn a higher gross margin on traffic routed through its owned circuits relative to leased routes, Pacific Gateway will continue to buy usage-sensitive transmission capacity on a per minute basis from other U.S. facilities-based international carriers on routes where traffic volumes are relatively low or inconsistent, as well as to manage overflow traffic on busy routes.



     Under its operating agreements, the Company typically agrees to send U.S.-originated traffic to its foreign partners and its foreign partners agree to send a proportionate amount of return traffic via the Company's network at negotiated rates. These agreements contractually obligate the foreign partners to adhere to the policy of the FCC, whereby traffic from the foreign country is routed to U.S.-based international carriers, such as the Company, in the same proportion as traffic carried into the foreign country. The Company and its foreign partners typically settle the amounts owed to each other in cash on a net basis, subsequent to the receipt of return traffic. The Company records the amount due to the foreign partner as an expense in the period the Company's traffic is delivered.



     Of the Company's 25 operating agreements, 10 provide that the Company generally must wait up to six months before it actually receives the proportional return traffic. The delay period between the Company's delivery of U.S.-originated traffic and the receipt of the proportional return traffic enables the carriers to determine the appropriate traffic exchange ratio based on the Company's relative market share on a particular route. As a result, the Company delivers outbound traffic and generally recognizes a loss in the period in which it sells to its customers because amounts due to foreign partners generally exceed revenues from customers on outbound traffic. The Company then recognizes revenues with minimal associated cost on the associated return traffic on a six month delayed basis. The rates that the Company charges its customers are established at a level such that the Company expects to recognize a gross profit on the combined transactions.



     For the 10 agreements which provide for delayed return traffic, the Company had previously deferred a portion of the costs associated with outbound traffic until the receipt of the proportional return traffic. The Company has restated its financial statements so that the costs associated with the outbound call are recorded as an expense in the period the Company's traffic is delivered. The impact of this restatement was to reduce income before income taxes, net income and income per share by $5.7 million, $3.5 million, and $0.25 in 1995 and $348,762, $211,282, and $0.02 in 1994, respectively.



     The costs associated with operating agreements that provide for delayed proportional return traffic have increased rapidly over time as the Company has added new operating agreements and generally increased its volumes of outbound traffic. Revenues from delayed proportional return traffic have grown on a six month delayed basis consistent with the delayed settlement process described above. Based on U.S.-originated traffic which the Company delivered during the six months ended March 31, 1996, for which the Company recorded costs of $6.8 million in the fourth quarter of 1995 and $11.0 million in the first quarter of 1996, the Company estimates that the proportional return traffic it will receive will result in revenues of approximately $8.4 million during the six months ending September 30, 1996.


     The Company's selling, general and administrative expenses consist primarily of personnel costs and selling commissions related to its U.S. wholesale business. Certain of the Company's data processing services are provided by Matrix, the Company's largest customer, and are included in selling, general and administrative expenses based on a charge which approximates the cost of these services. See "Certain Relationships and Related Transactions." The Company has developed and is currently in the process of testing its own customized billing and management information system. See "Business -- Billing and Management Information Systems."

RESULTS OF OPERATIONS

     The following table provides a breakdown of the Company's statement of operations on an actual and percentage of revenues basis for the periods indicated:


                                                YEAR ENDED DECEMBER 31,                         THREE MONTHS ENDED MARCH 31,
                                -------------------------------------------------------      -----------------------------------
                                     1993                1994                1995                 1995                1996
                                --------------      ---------------     ---------------      ---------------     ---------------
                                                    (IN THOUSANDS)
Revenues......................  $5,048   100.0%     $20,913   100.0%    $76,416   100.0%     $12,125   100.0%    $32,240   100.0%
Cost of long distance
  services....................   4,036    79.9       17,196    82.2      66,346    86.8       10,042    82.8      29,130    90.3
                                ------   -----      -------   -----     -------   -----
  Gross profit................   1,012    20.1        3,717    17.8      10,070    13.2        2,083    17.2       3,110     9.7
Selling, general and
  administrative expenses.....   1,008    20.0        2,273    10.9       5,467     7.2          992     8.2       1,956     6.1
Depreciation..................     104     2.1          410     2.0       1,124     1.5          189     1.6         385     1.2
                                ------   -----      -------   -----     -------   -----
  Operating income (loss).....    (100)   (2.0)       1,034     4.9       3,479     4.5          902     7.4         769     2.4
Interest expense..............      12     0.2          193     0.9         538     0.7          111     0.9         152     0.5
                                ------   -----      -------   -----     -------   -----
  Income (loss) before income
    taxes.....................    (112)   (2.2)         841     4.0       2,941     3.8          791     6.5         617     1.9
Provision for income taxes....      --      --          205     1.0       1,155     1.5          311     2.6         250     0.8
                                ------   -----      -------   -----     -------   -----
  Net income (loss)...........  $ (112)   (2.2)%    $   636     3.0%    $ 1,786     2.3%     $   480     3.9%    $   367     1.1%
                                ======   =====      =======   =====     =======   =====
Other Operating Data:
  Revenues from delayed return
    traffic(1)................  $   97              $   412             $ 4,462              $   194             $ 3,042
                                ======              =======             =======
  Estimated return traffic
    revenue backlog(2)........  $  158              $   986             $ 6,142              $ 2,052             $ 8,400
                                ======              =======             =======


- ---------------


(1) Represents revenue from proportional return traffic under certain of the Company's operating agreements which require the Company to wait up to six months to receive the return traffic. The substantial majority of the direct costs associated with such revenue is recognized up to six months in advance of the receipt of the revenue.

(2) Represents revenue from delayed proportional return traffic actually received during the six months following the end of the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995. For the year ended December 31, 1995, the amount represents the actual return revenue of $3,042 during the three months ended March 31, 1996 and management's estimate of revenue to be received from delayed proportional return traffic during the three month period ending June 30, 1996. For the three months ended March 31, 1996, this amount represents management's estimate of revenue to be received from delayed proportional return traffic during the six months ending September 30, 1996. Management's estimates of the revenue to be received from delayed proportional return traffic are based on the anticipated ratios between outgoing and incoming traffic and the anticipated settlement rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."



THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995



     Revenues: Total revenues in the three months ended March 31, 1996 increased 166% to $32.2 million from $12.1 million in the three months ended March 31, 1995. The increase was primarily the result of both increased sales to existing customers, due to an increase in the number of operating agreements to 25 at March 31, 1996 from 12 at March 31, 1995 and a 128% increase in the number of wholesale carrier customers to 57 at March 31, 1996 from 25 at March 31, 1995. The Company also received more return traffic from its foreign partners during the three months ended March 31, 1996 with return traffic increasing to $3.0 million in the three months ended March 31, 1996 from $194,000 in the three months ended March 31, 1995.



     Gross Profit: Gross profit increased 48% to $3.1 million from $2.1 million primarily due to increased revenues. As a percentage of revenues, gross profit decreased from 17.2% in the prior period to 9.7% in the current period. This percentage decrease was primarily the result of increased traffic on direct routes where the Company must generally wait up to six months for the return traffic. The amount of costs associated with operating agreements that provide for delayed proportional return traffic increased to $11.0 million during the three months ended March 31, 1996 from $1.6 million in the three months ended March 31, 1995. This increase in costs represents growth in outbound traffic on new and existing routes in advance of proportional return traffic, and is expected to result in increased delayed proportional return traffic in the following six months.



     Selling, General and Administrative Expenses: Selling, general and administrative expenses increased 100% to $2.0 million from $1.0 million. This increase was due primarily to increased personnel and sales commission expenses. The increase in personnel expenses was directly related to the increase in employees to 30 at March 31, 1996 from 18 at March 31, 1995. The increase in sales commission expenses was primarily due to increased revenues. As a percentage of revenues, selling, general and administrative expenses decreased from 8.2% in the prior period to 6.1% in the current period.



     Depreciation: Depreciation increased 104% to $385,000 from $189,000. As a percentage of revenues, depreciation decreased from 1.6% in the prior period to 1.2% in the current period. The increase in dollar amount was primarily due to depreciation of additional transmission facilities acquired during the last three quarters of 1995.



     Interest Expense: Interest expense increased 37% to $152,000 from $111,000. This increase was a result of increased borrowing under the Company's revolving credit facilities. See "Certain Relationships and Related Transactions."



     Income Taxes: Income taxes decreased to $250,000 from $311,000, primarily due to decreased operating income. The effective tax rate was 39.3% in 1995 and 40.5% in 1996.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


     Revenues: Total revenues in 1995 increased 266% to $76.4 million from $20.9 million in 1994. The increase was primarily the result of both increased sales to existing customers, due to an increase in the number of operating agreements to 21 at December 31, 1995 from 12 at December 31, 1994 and a 193% increase in the number of wholesale carrier customers to 44 at December 31, 1995 from 15 at December 31, 1994. In addition to an increase in the revenue from Matrix to $17.2 million in 1995 from $9.2 million in 1994, the Company also received more return traffic from its foreign partners during 1995 with return traffic revenue increasing to $4.5 million in 1995 from $412,000 in 1994. See "Certain Relationships and Related Transactions."

     Gross Profit: Gross profit increased 173% to $10.1 million from $3.7 million primarily due to increased revenues. As a percentage of revenues, gross profit decreased from 17.8% in 1994 to 13.2% in 1995. This percentage decrease was primarily the result of increased traffic on direct routes where the Company must generally wait up to six months for the return traffic. The amount of costs associated with operating agreements that provide for delayed proportional return traffic during the year increased to $17.7 million in 1995 from $1.2 million in 1994. This increase in costs represents growth in outbound traffic on new and existing routes in advance of proportional return traffic, and is expected to result in increased delayed proportional return traffic in the following six months.



     Selling, General and Administrative Expenses: Selling, general and administrative expenses increased 139% to $5.5 million from $2.3 million. This increase was due primarily to increased personnel and sales commission expenses. The increase in personnel expenses was directly related to the increase in employees to 28 as of December 31, 1995 from 15 as of December 31, 1994. The increase in sales commission expenses was primarily due to increased revenues. Matrix provided certain data processing services to the Company for which the Company incurred expenses of $166,000 and $35,000 in 1995 and 1994, respectively. As a percentage of revenues, selling, general and administrative expenses decreased from 10.9% in the prior period to 7.2% in the current period.



     Depreciation: Depreciation increased 168% to $1.1 million from $410,115. As a percentage of revenues, depreciation decreased to 1.5% in the current period from 2.0% in the prior period. The increase in dollar amount was primarily due to depreciation of additional transmission facilities and switching equipment acquired in 1995.


     Interest Expense: Interest expense increased 179% to $537,982 from $192,979. This increase was a result of increased borrowings under the Company's revolving credit facility with a principal stockholder of the Company, which borrowings were used to finance the acquisition of long distance communications equipment and ownership interests in digital undersea fiber optic cables. See "Certain Relationships and Related Transactions."


     Income Taxes: Income taxes increased to $1.2 million from $205,000, primarily due to increased operating income and a change in the effective tax rate. The effective tax rate was 39.3% in 1995 and 24.4% in 1994. The lower 1994 rate reflects utilization of certain net operating loss carryforwards.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Revenues: Total revenues in 1994 increased 318% to $20.9 million from $5.0 million in 1993. This increase was primarily the result of a larger number of minutes sold to new U.S. wholesale carrier customers that were added in 1994. The Company tripled its base of U.S. wholesale customers during 1994 to 15 at December 31, 1994 from 5 at December 31, 1993. The revenue from Matrix accounted for $6.0 million of the increase in 1994, as revenue from Matrix increased to $9.2 million in 1994 from $3.2 million in 1993.


     Gross Profit: Gross profit increased 270% to $3.7 million from $1.0 million primarily due to increased revenues. As a percentage of revenues, gross profit decreased from 20.1% in 1993 to 17.8% in 1994. This percentage decrease was primarily the result of increased traffic on direct routes where the Company must generally wait up to six months for its proportional share of return traffic. The amount of costs associated with the operating agreements that provide for delayed proportional return traffic during the year increased to $1.2 million in 1994 from $144,000 in 1993. This increase in costs represents growth in outbound traffic on new and existing routes in advance of proportional return traffic, and resulted in increased delayed proportional return traffic in the first six months of 1995.


     Selling, General and Administrative Expenses: Selling, general and administrative expenses increased 130% to $2.3 million from $1.0 million. This increase was primarily due to increased personnel and sales commission expenses. The increase in personnel expenses was directly related to the increase in personnel to 15 at December 31, 1994 from six at December 31, 1993. The increase in sales commission expense was due to increased revenues. Beginning in 1994, Matrix provided certain data processing services to the Company for which the Company incurred expenses of $35,000 in 1994. As a percentage of revenues, selling, general and administrative expenses decreased from 20.0% in 1993 to 10.9% in 1994.


     Depreciation: Depreciation increased 293% to $410,115 from $104,241. As a percentage of revenues, depreciation decreased to 2.0% in 1994 from 2.1% in 1993. The increase in the dollar amount was primarily due to depreciation of additional transmission facilities and switching equipment acquired in 1994.


     Interest Expense: Interest expense increased to $192,979 from $11,891. As a percentage of revenues, interest expense increased from 0.2% in 1993 to 0.9% in 1994. This increase was a result of the interest on additional borrowings under the Company's revolving credit facility which were used to finance additional digital undersea fiber optic cable acquisitions during 1994.


     Income Taxes: Income taxes were $205,000 in 1994. There was no income tax expense in 1993 because the Company had an operating loss. The Company's effective tax rate in 1994 was 24.4%, which reflected a combined federal and state income tax rate of 39.5% less the utilization of net operating loss carryforwards from prior years.

QUARTERLY RESULTS OF OPERATIONS


     The following tables set forth statement of operations data for each of the Company's last nine fiscal quarters and the percentage of the Company's revenues represented by each line item reflected therein. This information is unaudited and has been prepared on the same basis as the audited financial statements contained herein and, in management's opinion, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                   QUARTER ENDED:
                    -------------------------------------------------------------------------------------------------------------
                    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,
                      1994         1994        1994         1994        1995         1995        1995         1995        1996
                    ---------    --------    ---------    --------    ---------    --------    ---------    --------    ---------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues............  $ 3,305     $3,947      $ 4,688      $8,973      $12,125     $17,560      $21,392     $25,339      $32,240
                      -------     ------       ------      ------      -------     -------      -------     -------      -------
Cost of long
  distance
  service...........    2,815      3,268        3,637       7,476       10,041      15,154       18,904      22,247       29,130
                      -------     ------       ------      ------      -------     -------      -------     -------      -------
  Gross profit......      490        679        1,051       1,497        2,084       2,406        2,488       3,092        3,110
Selling, general and
  administrative
  expenses..........      303        411          591         968          993       1,295        1,536       1,643        1,956
Depreciation........       39         65          145         161          189         221          300         414          385
                      -------     ------       ------      ------      -------     -------      -------     -------      -------
  Operating
    income..........      148        203          315         368          902         890          652       1,035          769
Interest expense....       14         29           54          96          111         117          153         157          152
                      -------     ------       ------      ------      -------     -------      -------     -------      -------
        Income
          before
          income
          taxes.....      134        174          261         272          791         773          499         878          617
Provision for income
  taxes.............       32         43           64          66          311         303          196         345          250
                      -------     ------       ------      ------      -------     -------      -------     -------      -------
        Net
          income....      102     $  131      $   197      $  206      $   480     $   470      $   303     $   533      $   367
                      =======     ======       ======      ======      =======     =======      =======     =======      =======
        Net income
          per
          share.....  $  0.01     $ 0.01      $  0.01      $ 0.01      $  0.03     $  0.03      $  0.02     $  0.04      $  0.03
                      =======     ======       ======      ======      =======     =======      =======     =======      =======
Other Operating
  Data:
  Revenues from
    delayed return
    traffic(1)......  $    59     $   97      $   107      $  149      $   194     $   792      $ 1,260     $ 2,216      $ 3,042
                      =======     ======       ======      ======      =======     =======      =======     =======      =======
  Estimated return
    traffic revenue
    backlog(2)......  $   204     $  256      $   343      $  986      $ 2,052     $ 3,476      $ 5,258     $ 6,142      $ 8,400
                      =======     ======       ======      ======      =======     =======      =======     =======      =======



                                           AS A PERCENTAGE OF REVENUES FOR THE QUARTER ENDED:
                    ------------------------------------------------------------------------------------------------
                    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,
                      1994         1994        1994         1994        1995         1995        1995         1995        1996
                    ---------    --------    ---------    --------    ---------    --------    ---------    --------    ---------
Revenues............   100.0%      100.0%      100.0%       100.0%      100.0%       100.0%      100.0%       100.0%      100.0%
Cost of long
  distance
  services..........    85.2        82.8        77.6         83.3        82.8         86.3        88.4         87.8        90.3
                       -----       -----       -----        -----       -----        -----       -----        -----       -----
  Gross profit......    14.8        17.2        22.4         16.7        17.2         13.7        11.6         12.2         9.7
Selling, general and
  administrative
  expenses..........     9.1        10.4        12.6         10.8         8.2          7.4         7.2          6.5         6.1
Depreciation........     1.2         1.6         3.1          1.8         1.6          1.3         1.4          1.6         1.2
                       -----       -----       -----        -----       -----        -----       -----        -----       -----
  Operating
    income..........     4.5         5.2         6.7          4.1         7.4          5.0         3.0          4.1         2.4
Interest expense....      .4         0.7         1.2          1.1         0.9          0.7         0.7          0.6         0.5
                       -----       -----       -----        -----       -----        -----       -----        -----       -----
        Income
          before
          income
          taxes.....     4.1         4.5         5.5          3.0         6.5          4.3         2.3          3.5         1.9
Provision for income
  taxes.............     1.0         1.1         1.4          0.7         2.6          1.7         0.9          1.4         0.9
                       -----       -----       -----        -----       -----        -----       -----        -----       -----
        Net
          income....     3.1%        3.4%        4.1%         2.3%        3.9%         2.6%        1.4%         2.1%        1.1%
                       =====       =====       =====        =====       =====        =====       =====        =====       =====


- ---------------


(1) Represents revenue from proportional return traffic under certain of the Company's operating agreements which require the Company to wait up to six months to receive the return traffic. The substantial majority of the direct costs associated with such revenue is recognized up to six months in advance of the receipt of the revenue.



(2) Represents revenue from delayed proportional return traffic actually received during the six months following the end of the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995. For the year ended December 31, 1995, the amount represents the actual return revenue of $3,042 during the three months ended March 31, 1996 and three months ended March 31, 1996, the amounts represent management's estimate of revenue to be received from delayed proportional return traffic during the three month period ending June 30, 1996. For the three months ended March 31, 1996, this amount represents management's estimate of revenue to be received from delayed proportional return traffic during the six months ending September 30, 1996. Management's estimates of the revenue to be received from delayed proportional return traffic are based on the anticipated ratios between outgoing and incoming traffic and the anticipated settlement rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its rapid growth, including its capital expenditures, through funds provided by operations, a revolving credit facility with a principal stockholder, a revolving credit facility with a commercial lender and the sale of shares of common stock. The Company's net working capital requirements have been insignificant as the Company has funded accounts receivable growth through corresponding growth in its accounts payable. The Company's accounts receivable turnover was 54 days in 1995 compared to an accounts payable turnover of 71 days in 1995. The Company's longer accounts payable turnover is partially due to its accounts payable with foreign partners which generally have 180-day terms as a result of the six-month lag inherent in the international telecommunications services settlement process.


     Net cash provided by (used in) operating activities was $758,290, ($77,963) and $7.4 million in 1993, 1994 and 1995, respectively and $863,043 and $3.0 million for the three months ended March 31, 1995 and 1996, respectively. In 1995, the net cash provided by operations was the result of an increase in net income and accounts payable which exceeded the increases in accounts receivable and deferred settlement costs. The net cash provided by operations in 1993 was the result of an increase in accounts payable and accrued liabilities representing the net settlements due to foreign partners, which increase was greater than the increase in accounts receivable from customers.



     Net cash used in investing activities was $1.5 million, $3.7 million and $6.5 million in 1993, 1994 and 1995, respectively, and $241,603 and $4.1 million for the three months ended March 31, 1995 and 1996, respectively. Substantially all of these expenditures were for the acquisition of partial ownership interests in international fiber optic cable transmission systems and related equipment.



     Net cash provided by financing activities was $717,919, $3.8 million and $932,615 in 1993, 1994 and 1995, respectively, and $3.0 million for the three month period ended March 31, 1996. In connection with the 1992 investment by a principal stockholder, the Company received loan commitments aggregating $750,000 from a principal stockholder. In 1994 this principal stockholder replaced the loan commitments with a revolving credit facility (the "Note") to the Company. Available funds under the Note were initially $5.0 million in 1994, and were increased to $9.0 million in 1995 based on the Company having achieved certain performance-based milestones. The Note is secured by a pledge of substantially all the assets of the Company that are not pledged to the commercial lender, and bears interest payable monthly at the prime rate plus 2%. As of March 31, 1996, $5.4 million was outstanding under the Note. The Company intends to repay the balance outstanding under the Note with a portion of the net proceeds of this Offering. The entire $9.0 million of available credit under the Note will expire on the closing of this Offering. See "Use of Proceeds" and "Certain Relationships and Related Transactions." The Company has an additional revolving credit facility with a commercial lender under which it may borrow the lesser of $3.0 million or 70% of certain of the Company's accounts receivable. Interest is payable monthly at the lender's prime rate plus 0.875%. The revolving credit facility is collateralized by all the Company's accounts receivable and contains covenants with respect to, among other things, the profitability and current ratio of the Company and restrictions on the payment of dividends. On December 28, 1995, the Company borrowed $3.0 million under the facility and used the proceeds to repay $3.0 million of the amount outstanding under the Note. The facility expires on September 30, 1996.



     The Company believes that the net proceeds of this Offering, together with cash provided by operating activities and other existing sources of liquidity, will be sufficient to meet its expected capital expenditures and working capital needs through the end of 1997. At March 31, 1996, the Company had outstanding commitments of $860,000 for the acquisition of additional ownership interests in digital undersea fiber optic cables. The Company anticipates making capital expenditures of approximately $8 million during the remainder of 1996 and $10 million in 1997 to expand the Company's international network facilities on new and existing routes, and expects to use a portion of the net proceeds of this Offering for such purposes. See "Use of Proceeds."

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which is effective for fiscal years beginning after December 15, 1995. The Company adopted SFAS No. 121 on January 1, 1996 and does not expect the impact on its financial statements, if any, to be material.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 31, 1995. SFAS 123 encourages entities to adopt a fair value based method of accounting for employee stock compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting. Under the intrinsic value based method, companies do not recognize compensation cost for many of their stock compensation plans. Under the fair value based method, companies would recognize compensation costs for those same plans. The Company elects to continue to use the intrinsic value based method, and therefore does not expect the impact on its financial statements, if any, to be material.

                                    BUSINESS
OVERVIEW


     Pacific Gateway is a facilities-based international telecommunications carrier which provides international telecommunications services primarily to its target customer base of long distance service providers worldwide, including five of the seven largest U.S.-based long distance carriers. As a "facilities-based" carrier, the Company primarily owns or leases its international network facilities rather than reselling time provided by another facilities-based carrier. The Company operates an international network consisting of international and domestic switching facilities in Los Angeles and New York, partial ownership interest in 14 digital undersea fiber optic cable systems in the Atlantic, Pacific and Caribbean regions and operating agreements that provide for the exchange of traffic with foreign carriers. The Company currently has the capacity to send or receive approximately 240 million international minutes annually over its owned digital undersea fiber optic cable facilities.



     As of March 31, 1996, Pacific Gateway had operating agreements with 25 foreign carriers in 19 countries around the world, which countries collectively represent approximately 43.3% of U.S.-originated international traffic. The Company is currently negotiating operating agreements with more than 20 prospective foreign partners. The Company's foreign partners include both telecommunications carriers that have been dominant in their home markets which may be wholly or partially government-owned (often referred to as Post Telephone and Telegraph or "PTTs") and nondominant carriers that may have been recently established as a result of the deregulation of foreign telecommunications markets ("Competitive Carriers").


INDUSTRY BACKGROUND

     The international telecommunications market consists of all calls that originate in one country and terminate in another. Industry sources estimate that this market was approximately $50.6 billion in aggregate carrier revenues in 1994. This market can be divided into two major segments: the U.S.-originated international market (the "U.S.-Originated Market"), consisting of all international calls which either originate or terminate in the United States, and the overseas-originated international market (the "Overseas-Originated Market"), consisting of calls between countries other than the United States. Services offered by international long distance carriers fall into three primary categories: international switched services, switch-based value-added services and international private line services.

     Bilateral operating agreements between international long distance carriers in different countries are key components of the international long distance telecommunications market. Under an operating agreement, each carrier agrees to terminate traffic in its country and provide proportional return traffic to its partner carrier. The implementation of a high quality international network, including the acquisition and utilization of digital undersea fiber optic cable and adherence to the technical recommendations of the International Telegraph and Telephone Consultative Committee (the "CCITT") of the International Telephone Union (the "ITU") for signalling, protocol and transmission, is an important element in enabling a carrier to compete effectively in the international long distance telecommunications market.

     The international long distance telecommunications market has experienced rapid growth in recent years. During the period from 1990 to 1994, according to the FCC, the U.S.-Originated Market grew at an annual compound rate of 13% from $7.6 billion to $12.4 billion, while the U.S. domestic long distance market grew at a compound annual rate of 7%. The Company believes that the international telecommunications market will continue to experience strong growth for the foreseeable future as a result of the following trends:

    - the opening of overseas telecommunications markets due to deregulation and the privatization of government-owned monopoly carriers, permitting the emergence of new carriers;

    - the reduction of international outbound long distance rates, driven by competition and technological advancements, which is making international calling available to a much larger customer base and stimulating increasing traffic volumes;

    - the increased availability and quality of digital undersea fiber optic cable in the place of satellite- and analog coaxial cable-based transmission networks, which have enabled long distance carriers to improve the quality of their services and reduce their cost structures;

    - the dramatic increases in the availability of telephones and the number of access lines in service around the world, stimulated by economic growth, government mandates and technological advancements;

    - the worldwide proliferation of new communications devices such as cellular telephones, facsimile machines and other forms of data communications equipment;

    - the rapidly increasing globalization of commerce, trade and travel; and

    - the rapidly increasing demand for bandwidth-intensive data transmission services, including the Internet.

     Many of the world's developing countries are committing significant resources to build telecommunications infrastructures in order to increase the number and quality of telephone lines in their countries. The ITU forecasts that the number of telephone lines in developing countries will grow at a compound annual growth rate of 17% per year through the year 2000, compared to 5% per year in the same period for developed nations. The Company believes that increasing investment in telecommunications infrastructure will stimulate increasing demand for international telecommunications services.


     The Wall Street Journal estimated in September 1995 that more than 19 telecommunications companies worldwide had announced intentions to raise a total of more than $36 billion from investors by the end of 1996 in what are generally referred to as privatizations. In conjunction with these privatizations, certain countries have opened their telecommunications markets to competition in order to increase the level of private investment and the rate of infrastructure development. Deregulation of telecommunications services in the United States began in 1984 with the AT&T divestiture. The Company believes that, since that date, more than 40 new facilities-based Competitive Carriers have emerged in international markets outside of the United States as this trend toward deregulation has expanded internationally. The Company believes that this trend creates numerous opportunities for U.S.-based carriers, such as Pacific Gateway, to increase their access to developing telecommunications markets and to increase their market share in both the U.S.-Originated Market and the Overseas-Originated Market. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld," MCI's alliance with British Telecom, known as "Concert," and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One."


     Despite the growth and general deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries remains slow, with domestic and international traffic still dominated by government-controlled monopoly carriers. The Company believes that U.S.-based international carriers, such as Pacific Gateway, which have already established, or are in negotiations to establish, operating agreements with government-controlled monopoly carriers in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

  Markets


     U.S.-Originated Market. In 1994, the U.S.-Originated Market was $12.4 billion in aggregate revenues from international switched services traffic, according to statistics published by the FCC. Based on 1994 FCC statistics, the U.S.-Originated Market is dominated by AT&T with a 64% market share, followed by MCI with a 24% market share, and Sprint with a 10% market share. The balance of this market currently is divided among WorldCom, Pacific Gateway and a number of specialized carriers. U.S.-based carriers that originate international traffic but do not have operating agreements with foreign carriers must utilize the services of a carrier which has the appropriate facilities and operating agreements to terminate this traffic. In addition, international carriers with operating agreements may use the services of other international carriers for overflow traffic or on routes with smaller traffic volumes. Approximately $1.1 billion of the 1994 U.S.-Originated Market traffic, which aggregated $12.4 billion in revenues, was terminated under an operating agreement held by a carrier other than the originating carrier. The Company's marketing efforts to U.S.-based carriers are primarily directed at this segment of the U.S.-Originated Market.

     Overseas-Originated Market. Based on statistics compiled by industry sources, the Company estimates that the Overseas-Originated Market was $37.4 billion in aggregate revenues generated by international carriers in 1994. According to the ITU, the Overseas-Originated Market for international long distance service grew from 12.1 billion minutes per year in 1984 to 53.6 billion minutes per year in 1994, representing a 16% compound annual growth rate. Although the Company's extensive international network enables it to compete in the entire Overseas-Originated Market, Pacific Gateway is focusing its strategy on developing a significant presence in a defined set of geographical routes where it believes it has either competitive advantages through strong relationships with foreign partners or the opportunity to gain market share and increase its volume of higher-margin, value-added services.

  Services

     International Switched Services. International switched services represent the largest component of international telecommunications traffic. These services are provided through transmission facilities employing switches that automatically route calls to available circuits. As shown in the diagram below, a typical international telephone call which originates in a U.S. business or residence first travels through the local carrier's switched network to the caller's domestic long distance carrier. The domestic long distance carrier then carries the call to an international gateway switch. An international carrier picks up the call at its gateway switch and sends it through a digital undersea fiber optic cable or satellite circuit to the corresponding international gateway switch operated by an international carrier in the country of destination. The long distance carrier in that country then routes the call to its customer through the domestic telephone network. Foreign-originated traffic is routed back to the United States in a similar manner.

                                      LOGO

     Switch-Based Value-Added Services. Switch-based value-added services include 800 service, international directory assistance with the option of call completion, travel card services, enhanced facsimile services and videoconferencing, among others. The provision of such value-added services offers carriers attractive opportunities to increase operating margins and offer a more competitive service to their customers.

     International Private Line Services. International private line services provide a dedicated point-to-point connection between two locations without using a public switched network. A typical private line connection would be between the New York and London branches of an international bank. Customers of this service are typically multinational corporations or government agencies which have substantial communications volume between two or more international locations.

  Operating Agreements

     International long distance traffic is traditionally exchanged under switched voice bilateral operating agreements between long distance carriers in two countries. In order to terminate a U.S.-originated call in another country, a U.S.-based international carrier must have an operating agreement with a carrier in that country or must pay for transmission service from another carrier that has such an agreement. Operating agreements provide for the termination of traffic in, and return traffic to, the partners' respective countries for mutual compensation through negotiated settlement rates. Operating agreements typically provide that a foreign carrier will return the same percentage of total U.S. terminating traffic as it receives from the U.S.-based carrier and also provide for network coordination and accounting and settlement procedures. The execution of an operating agreement between two carriers is typically accompanied by an equal investment by both carriers in digital undersea fiber optic cable between the two countries. While operating agreements generally are for an unspecified term, the Company believes that the common ownership of transmission facilities, which are expected to have 20-year useful lives, establishes a solid foundation for long-term relationships among international carriers.

     Before the deregulation of telecommunications services in the United States in 1984, AT&T was the only carrier that had operating agreements with foreign carriers. Until recently, in many foreign countries there was only one operating agreement in place between the government-controlled monopoly carrier and a foreign-based international carrier. In the United States, however, after deregulation of the long distance telecommunications services industry, MCI and Sprint each negotiated its own operating agreements with foreign carriers. In addition, WorldCom, as a result of the international relationships developed by certain of its recently-acquired subsidiaries, also has numerous operating agreements. See "-- Government Regulation."

     Other than these four carriers and Pacific Gateway, the Company believes that no new U.S. entrant in the international telecommunications market has been able to secure a significant number of traditional switched voice bilateral operating agreements with foreign carriers. Unless a U.S.-based international carrier is able to offer a new business opportunity or a new source of traffic, generally there is little incentive for a government-controlled monopoly carrier to take on the administrative burdens of negotiating a new operating agreement with a U.S.-based carrier, to incur additional capital investment, and to maintain the relationship on an ongoing basis. The Company believes that the combination of the large traffic volume, proven operating performance and personal relationships that traditionally has been required both to establish operating agreements and to secure positions in digital undersea fiber optic cable systems, creates a significant barrier to entry in the international telecommunications market.

COMPANY STRATEGY


     The Company's objective is to strengthen its position as a facilities-based international telecommunications services provider by increasing its customer base in the United States and abroad and positioning itself for continued growth in revenues and profitability. The Company's strategy for achieving this objective consists of the following key elements:


  Secure Additional Operating Agreements

     Pacific Gateway actively seeks to enter into additional operating agreements to expand the geographical scope of its international network and to attract new domestic and foreign customers. Pacific Gateway is able to increase the revenues generated by its existing customer base by providing direct service for these customers to additional countries.

     Pacific Gateway targets prospective partners for new operating agreements by evaluating customer demand, the relative long-term economic attractiveness of offering direct service to a particular country and the availability of fiber optic or satellite transmission capacity to that country. Currently, the Company is focusing its resources on establishing additional routes primarily to Asia, the Pacific Rim, Eastern Europe and Latin America. The Company believes that these markets, and, in the near future, the Middle East and Africa, offer opportunities for the Company to attain significant market share, improve gross margins, and gain other strategic advantages. In addition, the Company is seeking increased access to more competitive high traffic routes, such as to Western Europe, through strategic relationships with well-established international carriers that offer opportunities to achieve significant revenue growth at relatively low cost. Pacific Gateway believes that the experience, relationships and knowledge of its management team have played, and will continue to play, a key role in enabling the Company to negotiate additional operating agreements in selected markets. The Company also believes that as specific telecommunications markets become less regulated, its management team will be able to use its experience and knowledge to augment existing operating agreements, including by the deployment of telecommunications equipment in foreign countries, resulting in a more efficient world-wide network.

  Expand and Enhance Network Facilities

     To support additional operating agreements and the growth of traffic on its existing direct routes, the Company intends to continue to acquire partial ownership positions in new and existing digital undersea fiber optic cables. The Company is generally able to increase its gross profit margin and provide greater assurance of the quality and reliability of transmission by routing traffic over its owned international facilities. The Company also intends to expand its switching and international gateway facilities in the United States and to invest in network operations in certain foreign locations in order to originate and terminate customer traffic more cost effectively and support the development of a targeted commercial sales development program. The Company expects to begin operating a new domestic switching facility in Dallas by the end of the third quarter of 1996. The Company has committed to invest in seven new digital undersea fiber optic cable projects which are currently in the planning stages. The Company utilizes state-of-the-art equipment and technologies that conform to relevant operating standards to ensure high quality, cost-effective transmission service.

  Increase Overseas-Originated Traffic Through International Alliances, Joint Ventures and Acquisitions


     The Company believes that alliances and direct investments with foreign partners have the potential to increase the Company's opportunities to increase traffic in the most rapidly growing segments of the international telecommunications market. The Company is currently evaluating several potential alliances, investment opportunities and acquisitions, including equity positions and operating roles with both established and emerging international telecommunications carriers with operations in Asia, the Pacific Rim, Eastern Europe, Western Europe and Latin America. The Company currently is discussing with potential foreign partners the terms of possible business relationships which could provide that the foreign partner would acquire a minority ownership interest in the Company. Such an ownership interest would be subject to the foreign ownership limitations of the FCC and would likely contain certain limitations on the sale of the Company's stock in the open market by the foreign investor for some limited period of time. There can be no assurance that any of these discussions will result in the formation of an alliance or that any such alliance, if formed, would be successful. The Company is pursuing these opportunities to stimulate traffic from foreign markets, to leverage its foreign partners' knowledge of their local markets and to expand into new emerging markets. In many of the regions targeted by the Company, the provision of telecommunications services is being deregulated, providing numerous opportunities either to provide wholesale services to other competitive carriers operating in the region or to service the end-user market directly. Additionally, many of the switch-based value-added services currently offered by the Company in the United States (discussed below) can be provided abroad through such alliances, creating opportunities to generate additional revenues through available technology.

  Expand Product Line

     The Company intends to expand the range of products and services that it offers to its customers to include international 800 service, prepaid services such as debit and travel cards, international directory assistance with the option of call completion service, enhanced facsimile service and virtual private network services. The Company believes that leveraging its existing network by offering additional value-added services will increase the loyalty of its existing customer base and help attract new customers. These services will enable Pacific Gateway's carrier customers to provide a broader range of international services to their end-user customers, which the Company expects will stimulate additional higher margin international traffic over its network.

  Expand Customer Segments

     Pacific Gateway intends to leverage its existing network and low-cost structure by marketing international long distance services directly to selected corporate customers that are generally spending more than $10,000 per month on international telecommunications services and are located within geographic proximity to the Company's switching facilities. The Company also intends to market its services to targeted businesses which have large volumes of international telecommunications traffic to specific countries where the Company believes that it can offer the combined advantages of competitive prices, high transmission quality and service diversity. The Company expects that traffic generated by corporate customers will result in higher gross margins than the Company's wholesale traffic. To develop this aspect of its business more rapidly, the Company may seek to acquire a marketing organization with an existing corporate customer base located within geographic proximity to the Company's switching facilities. The Company is not currently negotiating any such acquisition.

  Maintain Efficient Low-Cost Operations

     The Company believes it is important to maintain efficient, low-cost operations in order to be competitive in the international telecommunications services market. Through continuous monitoring of its network, the Company optimizes the routing of calls to decrease transmission costs and obtain the highest possible transmission quality and reliability. The Company pursues a disciplined, incremental approach to the costs of expansion. When Pacific Gateway initially expands sales and services into a region, the Company usually arranges to provide services for that area on a usage-sensitive (variable cost) basis. As volume grows, the Company typically reprovisions its network by acquiring fixed-cost facilities with greater capacity. In addition, the Company closely controls selling, general and administrative costs at levels that it believes are among the lowest in the industry. The Company intends to maintain a small corporate staff and to continue investing in network technology and information systems that will preserve and enhance its position as a low-cost international telecommunications service provider.

SERVICES

     The Company provides four categories of services: international switched services, domestic switched services, switch-based value-added services and international private line services. Substantially all the Company's current revenues are generated by the sale of international switched services and domestic switched services.

     International Switched Services. The Company's international switched services revenues are generated from outgoing and incoming international traffic carried through its international network. Revenues from international switched services are derived from country-specific, usage-sensitive rates charged to its customers and return traffic from Pacific Gateway's foreign partners.


     As of March 31, 1996, the Company had 25 operating agreements with foreign carriers in 19 countries under which it carries traffic through its network of switching facilities and digital undersea fiber optic cables, as well as through leased satellite circuits. Through its network and its arrangements with U.S. and foreign carriers, the Company is able to deliver traffic to or between all countries in the world that have direct dial service with the United States. International switched services represented approximately 85.6% and 88.1% of the Company's revenues in 1994 and 1995, respectively, and 89.5% in the three months ended March 31, 1996.



     Domestic Switched Services. The Company provides both originating and terminating switched long distance services within the United States. The Company's originating network, which provides access and egress to local network providers, extends to geographical areas around its switching facilities in Los Angeles (serving most major metropolitan areas in California, Arizona, and Nevada) and New York (serving selected metropolitan locations in New York, Washington, D.C., Massachusetts, Pennsylvania, Connecticut, New Jersey and Virginia). As the Company expands its switching network to include Dallas and other strategic locations, its originating network will be expanded to the major metropolitan areas in those regions. The Company provides domestic switched services as a cost-effective means to terminate its return traffic in the U.S. and to offer services to U.S.-based long distance resellers that do not own or lease switching facilities ("switchless resellers"). Currently the Company provides domestic switched services only to Matrix. Domestic switched services accounted for approximately 12.4% and 11.7% of the Company's total revenues in 1994 and 1995, respectively, and 8.6% in the three months ended March 31, 1996.



     Switch-Based Value-Added Services. The Company regards the 25 foreign carriers with which it has operating agreements both as existing customers through their use of the Company's network to terminate traffic and as potential customers for the Company's anticipated switch-based value-added service offerings. The Company currently offers directory assistance, international 800 service and prepaid services such as debit and travel cards on a limited basis to its U.S.-based wholesale carrier customers that do not provide such services directly to their customers. Pacific Gateway intends to expand the range of its value-added services to include international directory assistance with the option of call completion services. In the aggregate, these services accounted for less than 1% of the Company's revenues in each of 1994 and 1995 and approximately 1.8% in the three months ended March 31, 1996.



     International Private Line Services. Pacific Gateway provides dedicated international point-to-point connections on a selective basis to customers requiring special dedicated services for high-traffic voice and data routes between two locations. International private line services represented less than 1% of the Company's revenues in each of 1994 and 1995 and in the three months ended March 31, 1996.


INTERNATIONAL NETWORK

     Since its inception in 1991, the Company has successfully implemented an extensive international facilities-based network comprised of its international gateway switches and related peripheral equipment and digital undersea fiber optic cable systems, as well as leased cable and satellite capacity. The map on the inside front cover of this Prospectus illustrates the Company's international network, including cable projects that are currently in the planning stages. The Company is able to provide service to any point in the world using a combination of its owned digital undersea fiber optic network and leased cable and satellite capacity. The Company's network employs state-of-the-art digital switching and fiber optic technologies and is supported by comprehensive monitoring and technical services. The Company believes that this network is fundamental to its ability to compete successfully in the international telecommunications market. The Company regards its extensive international network as a significant competitive advantage which would be expensive and time-consuming for a new entrant to replicate.

  International Gateway and Domestic Switches


     The Company operates international gateway switches in Los Angeles and New York that were manufactured by Northern Telecom and conform to international signalling and transmission standards provided for in CCITT recommendations. Traffic to Asia and the Pacific Rim is generally routed via the Company's Los Angeles gateway, and traffic to Europe and Latin America is routed via the Company's New York gateway. In addition, the Company operates domestic switches in Los Angeles and New York to support origination and termination of its customer traffic and to provide domestic switched service to Matrix. The Company expects to implement a domestic switch in Dallas by the end of the third quarter of 1996 to serve the Mexico market, and, in the future, may implement other international gateway and domestic switches in other strategic locations. The Company expects to expand its originating network to Europe, the Pacific Rim, Asia and Latin America through alliances or direct investments.

  Digital Undersea Fiber Optic Cable Systems

     The Company currently has investments in 14 digital undersea fiber optic cable systems with an ownership interest in each of generally less than 1%. Digital undersea fiber optic cables are owned and operated by consortia of international service providers which jointly commit to fund the construction and operating costs of the cables in proportion to their equity positions in the cables. Typically, participation in a consortium is limited to those carriers which have the operating authority to provide direct international service and have obtained operating agreements with the countries served by the cables. Capacity is usually owned by two carriers in two countries with ownership to the theoretical "midpoint" of the cable. Because digital undersea fiber optic cables typically take several years to plan and construct, carriers generally make investments based on a forecast of anticipated traffic.

     The Company seeks to have ownership positions in digital undersea fiber optic cable systems where it believes its customers' demand will justify the investment in those fixed assets. Although the Company is generally able to earn a higher gross margin on traffic routed through its owned fiber optic cable routes relative to leased routes, Pacific Gateway will continue to buy usage-sensitive transmission capacity on a per minute basis from other U.S. facilities-based international carriers on routes where traffic volumes are relatively low or inconsistent, as well as to manage overflow traffic on busy routes.

     The Company does not have direct access from its gateway switches to the digital undersea fiber optic cable heads and currently leases these facilities from certain of its competitors.

  Satellite Facilities

     The Company utilizes leased satellite facilities for traffic to and from countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted. The Company is currently evaluating the construction of earth station facilities based on increasing traffic that may result in such investments being cost-effective for the Company.

  Network Monitoring and Technical Support

     The Company provides customer service and support, 24-hour network monitoring, trouble reporting and response procedures, service implementation coordination, billing assistance and problem resolution. The Company provides a single point of contact for each customer and accepts end-to-end responsibility for installation, maintenance and problem resolution.

     Pacific Gateway generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and has diverse alternate routes available in cases of component or facility failure. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability for its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of network problems.

OPERATING AGREEMENTS


     As of March 31, 1996, the Company had 25 operating agreements with foreign carriers in 19 countries as reflected in the table below.


                                                                             CUMULATIVE % OF
                   NUMBER OF              COUNTRY OR COUNTRIES OF            U.S.-ORIGINATED
        YEAR     NEW AGREEMENTS              FOREIGN CARRIER(S)                MINUTES(1)
        -----    --------------     ------------------------------------     ---------------
        1991            1           Guam                                            0.2%
        1992            2           Japan(2), Philippines                           2.2%
        1993            4           Australia, Canada, New Zealand,                24.5%
                                    Russia
        1994            5           Netherlands, Sweden, Switzerland               26.8%
        1995            9           Chile, Dominican Republic, Japan,              34.6%
                                    Spain, United Kingdom(2), Venezuela
        1996            4(3)        Germany, Israel, South Korea,                  43.3%
                                    Malaysia

- ---------------

(1)Percentage of total U.S.-originated international minutes going to countries in which the Company has entered into operating agreements, excluding private lines, based on 1994 FCC statistics.

(2)Private line only.


(3)As of March 31, 1996.


     These agreements enable the Company to terminate traffic in a foreign country directly to its foreign carrier's network and entitle the Company to receive a proportionate amount of return traffic from the foreign partner. Although the Company's operating agreements generally are for an unspecified term, the Company believes that the common ownership of transmission facilities, which are expected to have 20-year useful lives, establishes a solid foundation for long-term relationships among international carriers. Currently, Pacific Gateway is engaged in various stages of negotiation with respect to operating agreements with 20 carriers in approximately 15 countries in addition to those reflected in the table above.

CUSTOMERS


     As of March 31, 1996, the Company provided its services to approximately 57 U.S.-based long distance carriers, up sharply from 44 carriers as of December 31, 1995 and 15 carriers as of December 31, 1994. In the United States, the Company has identified the more than 200 long distance carriers with annual revenues of between $50 million and $2 billion as its target customer base. The Company also regards the 25 foreign carriers with which it has operating agreements as existing customers and as potential customers for the Company's anticipated switch-based value-added services. In 1994, Matrix, Wiltel, Inc. (now WorldCom) and Optus Communications Pty Limited accounted for 44%, 12% and 11% of the Company's revenues, respectively. In 1995 and the three months ended March 31, 1996, only Matrix, with 22% and 15%, respectively, accounted for more than 10% of the Company's revenues.


     Matrix is a U.S.-based switchless long distance carrier which provides domestic and, through Pacific Gateway, international long distance services to its domestic retail customers. It targets principally the small business market, utilizing telemarketing services, direct mail and direct sales. Pursuant to an agreement dated as of May 1, 1995, Matrix has agreed to send substantially all its international telecommunications traffic and its domestic telecommunications traffic in the Northeast and California through Pacific Gateway's network until November 1996, subject to earlier termination if the Company does not match a bona fide competitive pricing offer Matrix may receive from a third party. The term of the agreement is automatically extended on a month-to-month basis unless either party gives the other 30 days' notice of termination. The Company expects that the relative portion of its revenues derived through its relationship with Matrix will continue to decline if the Company continues to be successful in obtaining additional U.S. and foreign customers and increasing traffic from its existing customers. See "Certain Relationships and Related Transactions."

SALES AND MARKETING

     The Company believes that the principal reasons its customers select Pacific Gateway to carry their international traffic are (i) the Company's reputation for operating a state-of-the-art network at rates that are comparable to or lower than its competitors, (ii) that the Company's size enables its experienced sales and operating personnel to tailor cost-effective telecommunications services to meet customers' needs and to provide highly responsive, flexible customer service and (iii) that Pacific Gateway is the only significant U.S. facilities-based international carrier that does not also compete primarily for end-user customers in the domestic long distance market.

  Wholesale Carrier Services

     The Company's wholesale carrier services are generally priced at or below the market price of the other four leading U.S. international facilities-based carriers. The Company does not, however, offer a standard discount relative to AT&T or any other carrier's rates, and believes that its ability to obtain traffic from its customers is not dependent upon its pricing alone.

     Pacific Gateway has five sales professionals dedicated to marketing and maintaining the Company's relationships with its U.S.-based carrier customers. Marketing is typically conducted on a personalized basis. Participation at industry conferences, referrals from other carriers and long-term relationships are key factors in establishing the visibility, reputation and personal trust necessary to obtain and maintain this business. The Company believes that it has been able to compete effectively by offering more personalized service than its competitors and the assurance of ongoing senior-level attention to each account.

     The Company initiates and maintains its relationships with its foreign partners in the Company's targeted markets through the combined efforts of its senior management team. The Company believes that its success in entering into operating agreements with its foreign partners is due largely to the long-standing personal relationships which the Company's senior management team have developed with the appropriate officials at PTTs and Competitive Carriers as a result of their previous positions and experience with other large U.S-based international carriers.

  Commercial Services

     Pacific Gateway is developing a commercial program targeted at selected businesses with substantial international calling volume located in geographic proximity to the Company's international gateway switches in New York and Los Angeles. The primary service offerings will be switched services, as well as international private line services. The Company believes it can reach this customer base at low marginal cost through a focused sales force. To develop this aspect of its business more rapidly, the Company may seek to acquire a marketing organization with an existing corporate customer base located within geographic proximity to the Company's switching facilities. The Company is not currently negotiating any such acquisition.

BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Accurate operation of a management information system is vital to the Company's operations, given the high volume of transactions and the need to bill customers accurately. To date, the Company has not experienced any system problem which has led to significant delays in billing customers or in disputes with its customers over billing.

     The Company maintains its own staff of programming and management information reporting personnel, as well as contract programmers dedicated to the maintenance of the Company's management information system. This system includes reporting on revenues, cost of long distance services, margin analysis, foreign settlement systems and network performance reporting. The Company provides common data access for system users to support its customer service, accounting and network monitoring functions.

     The Company currently has a contract pursuant to which Matrix has agreed to provide call processing, rating and bill rendering services to the Company through June 1, 1996, on terms that the Company believes are competitive with similar services offered in the industry. The Company has purchased an

IBM AS400 computer system sized to meet the Company's projected growth through mid-1997, and has developed and is currently testing its own customized billing and management information system software to meet the needs of its customers and vendors and enhance the Company's ability to monitor its operations. The Company intends to phase in its new management information systems during the second quarter of 1996 and discontinue its Matrix contract at that time.

COMPETITION

     The international telecommunications industry is highly competitive and subject to the introduction of new services facilitated by advances in technology. International telecommunications providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. The U.S.-based international telecommunications services market is dominated by AT&T, MCI and Sprint. The Company also competes with WorldCom and other carriers in certain markets. As the Company's network expands to serve a broader range of customers, Pacific Gateway expects to encounter increasing competition from these and other major domestic and international communications companies, many of which may have significantly greater resources and more extensive domestic and international communications networks than the Company. Moreover, the Company is likely to be subject to additional competition as a result of the formation of global alliances among the largest telecommunications carriers. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld," MCI's alliance with British Telecom, known as "Concert," and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One." The Company also faces competition from companies offering resold international telecommunications services. The Company expects that competition from such resellers will increase in the future in tandem with increasing deregulation of telecommunications markets worldwide.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as the proposed Iridium and GlobalStar systems, utilization of the Internet for international voice and data communications, and digital wireless communication systems such as PCS. The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services. See "Risk Factors -- Competition."


     With the recent grant by the FCC of AT&T's petition to be classified as a non-dominant carrier in the domestic interstate market, only certain domestic local exchange carriers continue to be classified as dominant carriers. AT&T has also been classified as a non-dominant carrier in the international market. As a consequence of its new classifications, AT&T has obtained relaxed pricing restrictions and relief from other regulatory constraints, including reduced tariff notice requirements, which should make it easier for AT&T to compete with alternative carriers such as the Company in the interstate, domestic interexchange and international markets. With regard to AT&T's long pending petition to be reclassified as a non-dominant international carrier, the FCC concluded that AT&T does not possess market power in the U.S.-international market for residential IMTS or multi-purpose earth station services. As a consequence of its new non-dominant status, AT&T will be permitted to file tariffs for its international services on one day's notice instead of 45 days, without economic or cost support data, and will no longer be required to comply with price cap regulation for its residential IMTS. In addition, AT&T will be relieved from Section 214 licensing requirements imposed on dominant carriers, such as obtaining FCC approval prior to terminating service to a particular point. AT&T remains subject to the Section 214 requirements of non-dominant U.S. international carriers, and the generally applicable common carrier requirements, including to provide international services at reasonable and nondiscriminatory rates, terms, and conditions. However, the removal of dominant carrier regulation could make it easier for AT&T to compete with the Company. To support the continuing development of competition in this market, the FCC conditioned its reclassification of AT&T in the international marketplace on a number of "voluntary" commitments by AT&T. Broadly, AT&T has committed to improve the maintenance, restoration, provisioning, and access to international cable facilities, assist the Commission's efforts to monitor the competitive impact of AT&T's global alliances with foreign telecommunications entities, and help ensure that all U.S. carriers have access to nondiscriminatory accounting rate arrangements. Significantly, AT&T has also committed to maintaining its annual average rate per minute for international residential calls at or below the 1995 level for approximately three years.



     The FCC has also initiated a new proceeding to consider, among other issues, whether regulation of domestic interexchange services should be modified in light of AT&T's reclassification. In addition, the recently-enacted Telecommunications Act substantially revises the Communications Act, and permits and is designed to promote additional competition in the intrastate, interstate and international telecommunications markets by both U.S.-based and foreign companies, including the RBOCs. RBOCs, among other existing or potential competitors of the Company, have significantly more resources than the Company. See "-- Government Regulation."


GOVERNMENT REGULATION

  Overview

     The Company's services are subject to varying degrees of federal regulation. The FCC exercises authority over all interstate and international facilities-based and resale services offered by the Company. Services that originate and terminate within the same state, also known as intrastate services, are regulated by state regulatory commissions. The Company also may be subject to regulation in foreign countries in connection with certain business activities. For example, the Company's use of transit agreements or arrangements, if any, may be affected by regulations in either the transited or terminating foreign jurisdiction. There can be no assurance that foreign countries will not adopt regulatory requirements that could adversely affect the Company.

  Federal Regulation

     General Requirements. The Company must comply with the requirements of common carriage under the Communications Act, including the offering of service on a non-discriminatory basis at just and reasonable rates, and obtaining FCC approval prior to any assignment of authorizations or any transfer of de jure or de facto control of the Company.

     The FCC has established different levels of regulation for dominant and non-dominant carriers. The Company is classified as a non-dominant carrier for both domestic and international service. Under the Communications Act and the FCC's rules, all international carriers, including the Company, are required to obtain authority under Section 214 of the Communications Act prior to initiating their international telecommunications services, and must file and maintain tariffs containing the rates, terms, and conditions applicable to their services. The FCC recently further streamlined its regulation of non-dominant international carriers, to provide that these tariffs and any revisions thereto are effective upon one day's notice in lieu of the previous 14-day notice period. The Company has filed international tariffs (for switched and private line services) with the FCC. Nevertheless, an otherwise non-dominant U.S.-based carrier may be subject to dominant carrier regulation on a specific international route if it is affiliated with a foreign carrier operating at the foreign point. The Company has no affiliations that would subject it to dominant carrier treatment on any route.


     Domestic interstate common carriers such as the Company are not required to obtain Section 214 or other authority from the FCC for the provision of domestic interstate telecommunications services. Domestic interstate carriers must, however, file and maintain tariffs with the FCC containing the specific rates, terms and conditions applicable to their services. These tariffs are effective upon one day's notice. The Company has filed a domestic tariff with the FCC. The FCC's policy of permitting domestic carriers to file streamlined "range of rates" tariffs was overturned by the U.S. Court of Appeals for the District of Columbia Circuit on January 20, 1995. The Telecommunications Act, however, provides that the FCC must forbear from applying most provisions of the Communications Act or FCC regulations (including tariff filing requirements) to a telecommunications carrier, a class of carriers or a telecommunications service, if the FCC determines that enforcement of the Communications Act (or FCC regulations) is not necessary to meet certain public interest standards and that forbearance is consistent with the public interest. Carriers may petition the FCC for forbearance. As of the date of this Prospectus, at least one carrier has petitioned the FCC to forbear from applying tariff filing requirements to non-dominant carriers. The Telecommunications Act's forbearance provision and subsequent FCC actions may lessen certain of the regulatory requirements applicable to the Company. In addition, in a separate proceeding, the FCC has proposed to forbear from requiring non-dominant domestic carriers to file tariffs pursuant to authority under the Telecommunications Act.


     International Services. With respect to international services, the Company must obtain facilities-based Section 214 authorization to operate its channels of communication via satellites and undersea fiber optic cables, although the FCC recently reduced the filing requirements for facilities-based authorizations. Section 214 resale authority is required to resell international services. The Company has obtained all required authorizations from the FCC to use its various transmission media for the provision of international switched services and international private line services.


     While the FCC permits the resale of international switched services, the resale of international private lines for the provision of services interconnected to the public switched network, generally referred to as "private line resale," is permitted only on those routes where the FCC has found that equivalent resale opportunities are provided to U.S.-based carriers (for example, on routes to countries such as Canada, the United Kingdom and Sweden). The FCC is considering these and other international service issues in the context of several policy rulemaking proceedings and in response to specific petitions and applications filed by other international carriers. In one recent proceeding, the FCC reduced regulatory requirements of international telecommunications service providers such as the Company. In addition to reducing the filing period for non-dominant carriers' international tariffed rates from 14 days to one day, the FCC streamlined other international service rules. In particular, the FCC now permits resellers to resell services of any authorized facilities-based carrier except U.S. facilities-based affiliates that are regulated as dominant carriers on routes the reseller seeks to serve. The FCC's resolution of some of these issues in other proceedings either may facilitate the Company's international business (by, for example, streamlining the regulatory requirement to acquire additional international facilities capacity), or adversely affect the Company's international business (by, for example, permitting larger carriers to take advantage of accounting rate discounts for high traffic volumes). The Company is unable to predict how the FCC will resolve the pending international policy issues or how such resolution will affect its international business.


     The Company must also conduct its international business in compliance with the FCC's international settlements policy ("ISP"). The ISP establishes the permissible boundaries for U.S.-based carriers and their foreign correspondents to settle the cost of terminating each other's traffic over their respective networks. The precise terms of settlement are established in a correspondent agreement, also referred to as an operating agreement. Among other terms, the operating agreement establishes the types of service covered by the agreement, the division of revenues between the carrier that bills for the call and the carrier that terminates the call at the other end, the frequency of settlements (i.e., monthly or quarterly), the currency in which payments will be made, the formula for calculating traffic flows between countries, technical standards, procedures for the settlement of disputes, the effective date of the agreement and the term of the agreement.

     The amount of payments (the "settlement rate") is determined by the negotiated accounting rate specified in the operating agreement. Under the ISP, unless prior approval is obtained, the settlement rate generally must be one-half of the accounting rate. Carriers must obtain waivers of the FCC's rules if they wish to use an accounting rate that differs from the prevailing rate or vary the settlement rate from one-half of the accounting rate. As a result of the FCC's pro-competition policies, the recent trend has been to reduce accounting rates.

     As a U.S.-based international carrier, the Company is also subject to the FCC's "uniform settlements policy" designed to eliminate foreign carriers' incentives and opportunities to discriminate in their operating agreements among different U.S.-based carriers through "whipsawing." Whipsawing refers to the practice of a foreign carrier to vary the accounting and/or settlement rate offered to different U.S.-based carriers for the benefit of the foreign carrier, which could secure various incentives by favoring one U.S.-based carrier over another. Under the uniform settlements policy, U.S.-based carriers can only enter into operating agreements that contain the same accounting rate offered to all U.S.-based carriers. When a U.S.-based carrier negotiates an accounting rate with a foreign correspondent that is lower than the accounting rate offered to another U.S.-based carrier for the same service, the U.S.-based carrier with the lower rate must file a notification letter with the FCC. If a U.S.-based carrier varies the terms and conditions of its operating agreement in addition to lowering the accounting rate, then the U.S.-based carrier must request a waiver of the FCC's rules. Both the notification and the waiver requests are designed to ensure that all U.S.-based carriers have an opportunity to compete for foreign correspondent return traffic.

     Among other efforts to counter the practice of whipsawing and inequitable treatment of similarly situated U.S.-based carriers, the FCC adopted the principle of proportionate return to assure that competing U.S.-based carriers have roughly equitable opportunities to receive the return traffic that reduces the marginal cost of providing international service. Consistent with its pro-competition policies, the FCC prohibits U.S.-based carriers from bargaining for any special concessions from foreign partners.

     Additionally, international telecommunications service providers are required to file copies of their contracts with other carriers, including operating agreements, with the FCC within 30 days of execution. The Company has filed each of its operating agreements with the FCC. The FCC's rules also require the Company to file periodically a variety of reports regarding its international traffic flows and use of international facilities. The FCC is engaged in a rulemaking proceeding in which it has proposed to reduce certain reporting requirements of common carriers. The Company is unable to predict the outcome of this proceeding or its effect on the Company.

     Foreign Ownership. The Communications Act limits the ownership of an entity holding a common carrier radio license by non-U.S. citizens, foreign corporations and foreign governments. The Company does not currently hold any radio licenses. These ownership restrictions currently do not apply to non-radio facilities, such as fiber optic cable. There can be no assurance, however, that foreign ownership restrictions will not be imposed on the operation of non-radio facilities used for the provision of international services. The FCC recently adopted new rules relating to the entry and participation of foreign-affiliated entities in the U.S. telecommunications market. These rules also reduce international tariff notice requirements for dominant, foreign-affiliated carriers from 45 days' notice to 14 days' notice. Such reduced tariff notice requirements may make it easier for dominant, foreign-affiliated carriers to compete with the Company. The Telecommunications Act partially amends existing restrictions on the foreign ownership of radio licenses by allowing corporations with non-U.S. citizen officers or directors to hold radio licenses. Other non-U.S. ownership restrictions, however, remain unchanged. The effect on the Company of the Telecommunications Act or other new legislation or regulations which may become applicable to the Company cannot be determined.


     Federal Legislation. The recently-enacted Telecommunications Act, among other things, is intended to establish competition with local exchange carriers ("LECs") as a national policy by preempting state and local laws that prohibit competition in the local exchange market and by the establishment of certain requirements, including interconnection requirements, the offering of local network elements on an unbundled basis and other LEC requirements with respect to resale, number portability, dialing parity, access to rights-of-way and mutual compensation. The Telecommunications Act authorizes the FCC to provide regulatory flexibility for LECs and other telecommunications companies for which regulation is no longer necessary, The Telecommunications Act also provides specific guidelines under which RBOCs can provide in-region long distance services. Upon enactment, and, subject to obtaining necessary certifications from state and federal authorities to provide intrastate or interstate services, RBOCs are authorized to provide out-of-region long distance services which will permit RBOCs to compete with the Company in the provision of domestic and international long distance services. The FCC has proposed rules to govern the entry of RBOCs into the out-of-region interstate, interexchange market. Among other things, the FCC has proposed to allow affiliates of RBOCs that provide out-of-region interstate, interexchange service to be regulated as non-dominant carriers, under certain circumstances. The Telecommunications Act also contains provisions that will permit the FCC to forbear from applying certain provisions of the Telecommunications Act and common carrier regulations to non-dominant carriers. Such FCC action could reduce some of the Company's regulatory requirements, such as filing specific rates for its domestic interstate services. The Telecommunications Act also imposes certain requirements on all telecommunications carriers to facilitate the entry of new telecommunications providers. All carriers must permit interconnection of their networks with other carriers and may not deploy network features and functions that interfere with interoperability. In addition, the Telecommunications Act requires all telecommunications providers to contribute equitably to a Universal Service Fund, although the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal.


     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the telecommunications industry and the services provided by the Company. There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. Further, certain of the Telecommunications Act's provisions have been, and likely will continue to be, judicially challenged. The Company is unable to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on the Company.


EMPLOYEES


     As of March 31, 1996, Pacific Gateway had 30 full-time employees, of which seven were engaged in international relations, 12 in operations and engineering, and 11 in sales, customer support and business development.


PROPERTIES


     The principal offices of the Company are located in approximately 5,000 square feet of space in Burlingame, California. The Company leases this space under an agreement which expires in November 1996. The Company also leases a total of approximately 3,000 square feet in New York and Los Angeles as sites for its switching facilities. The lease in New York expires in June 1997, at which time the Company anticipates that it will relocate to New Jersey. The Company anticipates that it will incur additional expenses of approximately $250,000 over a six month period in relocating its New York switching facilities. The lease in Los Angeles expires in April 1998. The Company believes that its facilities are adequate to support its current needs and that suitable additional facilities will be available, when needed, at commercially reasonable terms.


LITIGATION

     The Company is not currently subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY MEMBERS OF MANAGEMENT

     The directors and executive officers of the Company are as follows:

                  NAME                AGE                       POSITION
    --------------------------------  ---     ---------------------------------------------
    Howard A. Neckowitz.............  42      President, Chief Executive Officer and
                                              Chairman of the Board
    Gail E. Granton.................  40      Chief Financial Officer, Executive Vice
                                              President, International Business
                                                Development, Secretary and Director
    Ronald L. Jensen................  65      Director

     Other key members of management of the Company are as follows:


                  NAME                AGE                       POSITION
    --------------------------------  ---     ---------------------------------------------
    Ronald D. Anderson..............  39      Senior Vice President, Operations and
                                              Engineering
    Paul G. Black...................  39      Vice President, International Development
                                                Programs
    Katherine A. Chapman............  29      Director, Customer Programs
    Robert F. Craver................  53      Senior Vice President, International
                                              Relations
    William R. Haner................  42      Vice President, International Sales
    Karen D. Martin.................  44      Controller
    Joyce M. Raymond................  32      Vice President, Carrier Marketing
    Fred A. Weismiller..............  54      Executive Vice President, International
                                              Marketing
    Vernon R. Woelke................  47      Vice President, Finance


     MR. HOWARD A. NECKOWITZ has served as President, Chief Executive Officer and Chairman of the Board of the Company since its inception in August 1991. Mr. Neckowitz previously served as a consultant to major U.S. and overseas telecommunications companies with respect to valuation and due diligence processes for the acquisition of ongoing foreign telecommunications operations and the start-up of competitive carrier operations for international, long distance, local and cellular operations in various countries. Prior to his consulting experience, Mr. Neckowitz served from 1982 to 1986 as Director, International Services, at GTE Sprint, where he founded and developed GTE Sprint's international services operation. In this position he was responsible for feasibility analyses supporting GTE Sprint's entrance into the international switched service market. From 1977 to 1982, Mr. Neckowitz worked at AT&T in its Overseas Department. Mr. Neckowitz serves as Chairman of the Board of Matrix and as a director of Cam-Net Telecommunications, Inc., a provider of domestic telecommunication services in Canada, both of which are customers of the Company.

     MS. GAIL E. GRANTON has served as Chief Financial Officer, Executive Vice President, International Business Development, Secretary and a member of the Board of Directors of the Company since its inception in August 1991. From 1986 to August 1991, Ms. Granton served as a consultant to major U.S. and overseas telecommunications companies, focusing on the valuation and due diligence process for the acquisition of ongoing foreign telecommunication operations and the start-up of competitive carrier operations for international, long distance, local and cellular operations in various countries. From 1982 to 1986, Ms. Granton worked in the International Department of GTE Sprint, as a Manager, International Business Development, reporting to Mr. Neckowitz.

     MR. RONALD L. JENSEN has served as a member of the Board of Directors since 1992. He has been the sole owner of United Group Association ("UGA"), a health insurance agency, since 1985 and has held various executive offices since such date. Mr. Jensen is the Chairman of the Board and served as President from 1988 to 1994 of United Insurance Companies, Inc. ("UICI"), a publicly-traded insurance holding company, and is a member of the board of directors of Matrix. See "Certain Relationships and Related Transactions."

     MR. RONALD D. ANDERSON has served as Senior Vice President, Operations and Engineering of the Company since December 1992. From 1986 to 1992, Mr. Anderson served in a similar position with TRT International, Inc., an international telecommunications carrier that has since been acquired by WorldCom. Mr. Anderson has more than 15 years of experience in domestic and international telecommunications engineering and operations, with significant experience in international signaling and transmission for cable and satellite, PTT technical interface and bilateral technical negotiations.

     MR. PAUL G. BLACK joined the Company in October 1995 as Vice President, International Development Programs. From 1993 through 1995, Mr. Black was President of SERSA/GEOCOM, a provider of dedicated international communications services. From 1990 to 1993, Mr. Black was Manager, Western Region for GTE Spacenet (now known as GTE Telecom). From 1987 to 1990, Mr. Black organized and launched a national sales and customer service organization for Transpoint Communications which marketed voice and data transmission services to Fortune 500 companies and regional long distance companies.


     MS. KATHERINE A. CHAPMAN has served as Director, Customer Programs for the Company since April 1995. From 1989 to April 1995, Ms. Chapman served in various positions with Cable & Wireless of North America. While at Cable & Wireless, Ms. Chapman had various responsibilities including sales, marketing, and customer support for commercial customers, managing and maintaining a wholesale customer base, and developing the marketing strategy for dedicated access customers. Ms. Chapman has seven years of experience in the telecommunications industry.


     MR. ROBERT F. CRAVER has served as Senior Vice President, International Relations of the Company since February 1994. Prior to joining the Company, Mr. Craver worked at GTE Hawaiian Telephone Co., Inc. from 1987 to 1994. While at GTE Hawaiian Telephone, Mr. Craver directed that company's international program as Director of International Services. Mr. Craver has also held international positions at Sprint and AT&T, for a total of more than 20 years of experience in the international telecommunications industry. Mr. Craver has extensive experience in international negotiations with foreign partners and has served as an officer of the Pacific Telecommunications Council.


     MR. WILLIAM R. HANER has served as Vice President, International Sales, of the Company since January 1995. From 1993 to 1994, Mr. Haner served in a similar position with IDB Communications Group, Inc., an international telecommunications company which has since been acquired by WorldCom. From 1985 to 1993, Mr. Haner was a Director of Sales for TRT International, Inc., where he was responsible for international data services and implementing enhanced facsimile services. Mr. Haner has more than 14 years of sales experience with long distance carriers and commercial customers.


     MS. KAREN D. MARTIN has served as Controller of the Company since October 1995. From 1982 to 1995, Ms. Martin served as Tax Manager with Tab Products Co., an office products company. Ms. Martin is a member of the California Society of CPAs and the American Institute of Certified Public Accountants.


     MS. JOYCE M. RAYMOND joined the Company in December 1993 as Vice President, Carrier Marketing, to develop a U.S. carrier marketing program for the Company. Prior to joining the Company, Ms. Raymond was Director, Carrier Services, at West Coast Communications, where she was responsible for carrier marketing from 1992 to 1993. Ms. Raymond was also Director, Carrier Services at Com System, Inc., a domestic long distance telecommunications company, where she was responsible for developing the carrier marketing program from 1984 to 1992. Ms. Raymond has more than 11 years of experience in the telecommunications industry.


     MR. FRED A. WEISMILLER joined the Company in November 1994 as Executive Vice President, International Marketing. Mr. Weismiller's responsibilities include developing the valued-added long distance services which can be sold to U.S. carriers and to carriers in developing overseas markets. From 1991 to 1994, Mr. Weismiller served as Managing Director and Executive Director, Sales and Marketing at Telecom New Zealand. Mr. Weismiller has 25 years of experience in international and domestic telecommunications management, including 20 years with AT&T, where his final assignment was in Hong Kong as the Managing Director of the AT&T Regional Technical Center from 1989 to 1990.

     MR. VERNON R. WOELKE has served as Vice President, Finance of the Company since October 1995. Mr. Woelke also serves as the Chief Financial Officer of UICI, a position he has held since 1986. He has also served as a director of UICI since 1990 and as a Director and President or Executive Officer of various of the insurance subsidiaries of UICI since 1986. Mr. Woelke will continue to serve as Vice President, Finance of the Company as required on an interim basis until June 30, 1996.


     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning cash and non-cash compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and each of the Company's other executive officers whose total compensation for services in all capacities to the Company exceeded $100,000 during such year.

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1995

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                                                      SECURITIES
                                                         ANNUAL COMPENSATION          UNDERLYING
                       NAME AND                         ----------------------       OPTIONS/SARS
                  PRINCIPAL POSITION                     SALARY         BONUS             #
- ------------------------------------------------------  --------       -------       ------------
Howard A. Neckowitz...................................  $240,000       $17,528          141,175
  President and Chief Executive Officer
Gail E. Granton.......................................  $144,167       $10,711           65,882
  Chief Financial Officer, Executive Vice President,
  International Business Development and Secretary


     The Company's Board of Directors and stockholders adopted the Company's 1995 Stock Option Plan (the "Option Plan") on September 30, 1995. As of March 31, 1996, options to purchase 539,170 shares of Common Stock had been granted by the Company under the Option Plan. No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during the last fiscal year to any of the persons named in the Summary Compensation Table. The Company does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service with any of the persons named in the Summary Compensation Table.


STOCK OPTIONS GRANTED IN FISCAL 1995

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1995 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN FISCAL YEAR 1995


                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL
                                                   % OF TOTAL                               RATES OF STOCK
                                   NUMBER OF        OPTIONS                               PRICE APPRECIATION
                                  SECURITIES        GRANTED      EXERCISE                 FOR OPTION TERM(3)
                                  UNDERLYING      EMPLOYEES IN   PRICE PER   EXPIRATION   -------------------
                                OPTIONS GRANTED   FISCAL 1995    SHARE(2)       DATE         5%        10%
                                ---------------   ------------   ---------   ----------   --------   --------
Howard A. Neckowitz............     141,175(1)        27.7%        $8.50       09/30/00   $331,536   $732,610
Gail E. Granton................      65,882(1)        12.9          8.50       09/30/00    154,717    341,884

- ---------------


(1) Options vest and become exercisable 25% on September 30, 1996 and 6.25% per quarter thereafter, provided optionee is continuously employed by the Company.


(2) All options were granted at an exercise price equal to the fair market value of Pacific Gateway's Common Stock as determined by the Board of Directors of the Company on the date of grant. Pacific Gateway's Common Stock was not publicly traded at the time of the option grants to the officers.


(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date. If the fair market value of the Common Stock at the date of grant is the assumed initial public offering price of $14.00, the potential realizable value of these options (a) at a 5% assumed annual rate of stock price appreciation would be $546,060, and $254,828, respectively, and (b) at a 10% assumed annual rate of stock price appreciation would be $1,206,651 and $563,103, respectively.


OPTION EXERCISES AND FISCAL 1995 YEAR-END VALUES

     The following table provides the specified information concerning unexercised options held as of December 31, 1995 by the persons named in the Summary Compensation Table:

                          AGGREGATED OPTION EXERCISES
                           AND FISCAL YEAR-END VALUES

                                                              NUMBER OF             VALUE OF
                                                             SECURITIES            UNEXERCISED
                                                             UNDERLYING           IN-THE-MONEY
                                                         UNEXERCISED OPTIONS       OPTIONS AT
                                                             AT 12/31/95           12/31/95(1)
                                                         -------------------   -------------------
                         NAME                            VESTED     UNVESTED   VESTED     UNVESTED
- -------------------------------------------------------  -------    --------   -------    --------
Howard A. Neckowitz....................................       --     141,175        --    $352,937
Gail E. Granton........................................       --      65,882        --    $164,705

- ---------------

(1) Calculated by subtracting the exercise price from the estimated fair market value of the underlying securities as of December 31, 1995 of $11.00 per share.

     No options were exercised by the individuals named in the table in fiscal year 1995. No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during the last fiscal year to any of the persons named in the Summary Compensation Table.

STOCK PLANS

  1995 Stock Option Plan


     The Company has reserved a total of 1,200,000 shares of Common Stock for issuance under the Option Plan, 120,000 shares of which have been reserved for issuance to Outside Directors (as defined herein). As of March 31, 1996, options to purchase 539,170 shares had been granted under the Option Plan. Under the Option Plan, options may be granted to employees (including officers), consultants, advisors and directors of the Company, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of nonqualified stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options must be no less than the fair market value of the Common Stock on the date of grant and, in the case of incentive stock options granted to employees owning 10% or more of the Company's outstanding stock ("10% Holders"), the exercise price must be no less than 110% of the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan generally vest over a four-year period but vest in full upon a change of control of the Company. The Option Plan also provides for the automatic granting of nonqualified stock options to directors of the Company who hold less than 3% of the shares outstanding and who are not employees of the Company ("Outside Directors"). Currently there are no Outside Directors of the Company. Each Outside Director is eligible on the effective date of this Offering, and each new Outside Director who is elected after the effective date of this Offering will be granted an initial option to purchase 20,000 shares of Common Stock on the effective date of this Offering or upon his or her initial appointment or election to the Board of Directors, respectively. Subsequently, each Outside Director will automatically be granted an option to purchase 10,000 shares of Common Stock on each successive anniversary date of either (i) in the case of an Outside Director eligible on the effective date of this Offering, the effective date of this Offering, or (ii) in the case of other Outside Directors, the date of his or her initial election or appointment as an Outside Director. The exercise price of the options granted to Outside Directors will be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan generally vest over four years and must be exercised within five years.


  1995 Employee Stock Purchase Plan

     A total of 400,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"), none of which have yet been issued. The Purchase Plan permits eligible employees of the Company to purchase Common Stock at a discount, but only through payroll deductions, during concurrent 24-month offering periods. Each offering period will be divided into four consecutive six-month purchase periods. The price at which Common Stock is purchased under the Purchase Plan is set by the Board of Directors, but shall not be less than 85% of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period will commence on the effective date of this Offering.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements, dated October 1, 1995, with each of Howard A. Neckowitz, President, Chief Executive Officer and Chairman of the Board, Gail E. Granton, Chief Financial Officer, Executive Vice President, International Business Development and Secretary, Ronald D. Anderson, Senior Vice President, Operations and Engineering and Robert F. Craver, Senior Vice President, International Relations. These agreements generally provide, with certain limited exceptions, that the officer cannot render services to another person or entity without the prior written consent of the Board of Directors of the Company or engage in any activity which conflicts or interferes in any material way with the performance of his or her duties with the Company during the term of the agreement (which range from two to four years) and during the separation period following the officer's termination of employment prior to the end of the term of the agreement so long as the officer is receiving a severance payment from the Company. The agreements provide that the officer may terminate the agreement during the separation period following termination of employment, thus terminating the officer's obligation not to compete as well as the Company's obligation to pay severance. The agreement with Mr. Neckowitz is for a term of four years, the agreements with Ms. Granton and Mr. Anderson are for a term of three years and the agreement with Mr. Craver is for a term of two years. Under their respective employment agreements, Mr. Neckowitz's annual base salary is $300,000, Ms. Granton's annual base salary is $160,000, Mr. Anderson's annual base salary is $125,000 and Mr. Craver's annual base salary is $135,000. Under each of the agreements, the officer's salary may be reviewed by the Company on an annual basis and is subject to upward adjustment in the reasonable and good faith discretion of the Board of Directors. Each officer is eligible for bonuses as determined by the Board in its discretion, based on the performance of the officer and the Company. The agreements provide for severance payments in an amount equal to base salary to the end of the term or, if greater, two years of base salary for Mr. Neckowitz and one year of base salary for Ms. Granton, Mr. Anderson, and Mr. Craver in the event of termination without cause or termination following a change of control of the Company. The severance payments are expressly conditioned on the officer not competing with the Company during the separation period and are payable on or around the Company's normal paydays in accordance with the Company's then-existing normal payroll practices. In the event of a change of control, each of such employees would be entitled to the same severance following his or her resignation from the Company resulting from diminution of his or her duties. Upon any such payment of severance or upon any termination by mutual agreement of the parties, the officer would also receive full vesting of any outstanding stock options. The agreements with Messrs. Neckowitz, Anderson and Craver and Ms. Granton require them to sign such confidentiality and nondisclosure agreements as may be requested by the Company from time to time, which will be deemed effective as of the date of such officer's initial employment with the Company.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for services provided as a director. Under the Option Plan, Outside Directors will receive an initial option to purchase 20,000 shares of Common Stock on the effective date of this Offering or upon his or her initial appointment or election to the Board of Directors and yearly grants of options to purchase 10,000 shares of Common Stock. See "Stock Plans -- 1995 Stock Option Plan." The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the fiscal year ended December 31, 1995, the entire Board of Directors, of which Howard A. Neckowitz, President, Chief Executive Officer and Chairman of the Board of the Company, and Gail E. Granton, Chief Financial Officer, Executive Vice President, International Business Development and Secretary of the Company, were and are members, fulfilled all functions of the Compensation Committee with regard to compensation of executive officers of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware Law. The Company has entered into separate indemnification agreements with its directors and officers which are, in some cases, broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS


     In November 1992, Pacific Gateway received loan commitments aggregating $750,000 from Ronald L. Jensen, currently a director and 16.36% stockholder of Pacific Gateway, in connection with Mr. Jensen's purchase of a majority interest in Pacific Gateway. In 1992, Pacific Gateway entered into a $5.0 million revolving credit facility (the "Note") with Mr. Jensen. Since that time, Pacific Gateway has achieved certain performance-based milestones which have resulted in an increase in the amount available to Pacific Gateway under the Note to $9.0 million, the maximum amount provided for under the Note. The Note bears interest at the prime rate plus 2%, payable monthly. Payments of principal and interest under the Note are secured, under a Security and Pledge Agreement dated February 1, 1993, by all the tangible and intangible assets of Pacific Gateway other than those pledged as security of the credit facility with a commercial lender. As of March 31, 1996, the outstanding principal balance under the Note was $5.4 million. The Company intends to repay the balance outstanding under the Note with a portion of net proceeds of this Offering. The revolving credit facility will expire on the closing of this Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."


     The Company has entered into indemnification agreements with its directors and officers. Such agreements require the Company to indemnify such individuals and are, in some cases, broader than the specific indemnification provisions contained in the Delaware Law. See "Management -- Limitation of Liability and Indemnification."

AGREEMENTS WITH AFFILIATES


     Mr. Neckowitz has been granted proxies to vote an aggregate of 6,594,100 shares of Common Stock held by Julie J. Jensen, Jeffrey J. Jensen, Janet J. Krieger, James J. Jensen, and Jami J. Jensen. In addition, Gail E. Granton has granted Mr. Neckowitz a proxy to vote 1,043,081 shares only in the event the over-allotment option is exercised by the underwriters. Such proxies expire on January 1, 1998 or, if earlier, the date on which Mr. Neckowitz is unable to perform his duties as an officer of the Company due to his voluntary resignation, termination for cause, illness, disability, physical or mental incapacity or death. Mr. Jensen has entered into an Irrevocable Proxy and Voting Agreement with Mr. Neckowitz providing that if Mr. Jensen acquires any of such shares owned by his adult children, Mr. Neckowitz shall continue to have the right to vote such shares in accordance with the terms of the proxies described above.



     Mr. Jensen, a director and 16.36% stockholder of Pacific Gateway, is a director of Matrix and owns approximately 10.8% of the outstanding shares of common stock of Matrix. Howard A. Neckowitz, President, Chief Executive Officer, Chairman of the Board and 16.9% stockholder of Pacific Gateway, is the Chairman of the Board of Matrix and owns approximately 3.3% of the outstanding shares of common stock of Matrix. Gail E. Granton, Chief Financial Officer, Executive Vice President, International Business Development, Secretary and a director of Pacific Gateway owns approximately 1.2% of the outstanding shares of common stock of Matrix. Ronald D. Anderson, Senior Vice President, Operations and Engineering of Pacific Gateway, owns approximately 0.8% of the outstanding shares of common stock of Matrix. Matrix is currently Pacific Gateway's largest customer, with Pacific Gateway recording revenues from sales to Matrix of approximately $9.2 million and $17.2 million for the fiscal years ended December 31, 1994 and 1995, respectively, and approximately $4.8 million for the three months ended March 31, 1996. These revenues accounted for approximately 44% and 22% of Pacific Gateway's revenues for 1994 and 1995, respectively, and approximately 15% for the three months ended March 31, 1996. Matrix also provides the Company with certain data processing services for which the Company pays Matrix a service fee on a per call processed basis which approximates the cost of the services provided. In addition, Matrix has committed to send substantially all of its international telecommunications traffic and its domestic telecommunications traffic in the Northeast and California through Pacific Gateway's network until November 1996, subject to earlier termination if the Company does not match a bona fide competitive pricing offer Matrix may receive from a third party. See

"Management's Discussion and Analysis of Financial Condition and Results of Operation -- Overview" and "Business -- Customers."

     In February 1995, the Company accepted certain shares of common stock of a customer as payment for accounts receivable totaling $702,000. The Company then sold this stock to Ronald L. Jensen for $702,000. Mr. Jensen subsequently sold the stock for $730,000.

     In December 1995, the Company made an advance in the amount of $100,000 to Howard A. Neckowitz. Such advance was due on demand and was repaid during the first quarter of 1996.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1996, and as adjusted to reflect the sale of the Shares offered hereby, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) by each of the executive officers named in the table under "Executive Compensation" and by each of the Company's directors, (iii) by all officers and directors of the Company as a group, and (iv) by each Selling Stockholder. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.


                                          SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                            OWNED BEFORE THE      SHARES BEING       OWNED AFTER THE
                                                OFFERING            OFFERED              OFFERING
                                          --------------------    ------------    ----------------------
           BENEFICIAL OWNER                NUMBER      PERCENT       NUMBER        NUMBER        PERCENT
- ---------------------------------------   ---------    -------    ------------    ---------      -------
5% STOCKHOLDERS
Howard A. Neckowitz(1).................   8,978,880     63.68%       223,954      8,754,926(3)    50.90%
  533 Airport Blvd.
  Burlingame, California 94010
Ronald L. Jensen(2)....................   2,306,760     16.36%            --      2,306,760       13.41%
  5215 North O'Connor
  Irving, Texas 75039
Gail E. Granton........................   1,192,860      8.46%       112,446      1,080,414        6.28%
  533 Airport Blvd.
  Burlingame, California 94010
Julie J. Jensen........................   1,318,820      9.35%            --      1,318,820(3)     7.67%
  1023 15th Street N.W.
  Washington, D.C. 20005
Jeffrey J. Jensen......................   1,318,820      9.35%            --      1,318,820(3)     7.67%
  2121 Precinct Line Road
  Hurst, Texas 76054
Janet Jensen Krieger...................   1,318,820      9.35%            --      1,318,820        7.67%
  9003 Airport Freeway
  Fort Worth, Texas 76180
James J. Jensen........................   1,318,820      9.35%            --      1,318,820(3)     7.67%
  6304 Alexandria Circle
  Atlanta, Georgia 30326
Jami J. Jensen.........................   1,318,820      9.35%            --      1,318,820(3)     7.67%
  1933 Swede Gulch
  Golden, Colorado 80120

                                          SHARES BENEFICIALLY       SHARES       SHARES BENEFICIALLY
                                            OWNED BEFORE THE         BEING         OWNED AFTER THE
                                                OFFERING            OFFERED            OFFERING
                                         ----------------------     -------     ----------------------
        OFFICERS AND DIRECTORS             NUMBER       PERCENT     NUMBER        NUMBER       PERCENT
- ---------------------------------------  ----------     -------     -------     ----------     -------
Howard A. Neckowitz(1).................   8,978,880      63.68%     223,954      8,754,926(3)   50.90%
Ronald L. Jensen(2)....................   2,306,760      16.36%          --      2,306,760      13.41%
Gail E. Granton........................   1,192,860       8.46%     112,446      1,080,414       6.28%
Ronald D. Anderson.....................     294,220       2.09%      30,600        263,620       1.53%
Katherine A. Chapman...................       9,400          *           --          9,400          *
Robert F. Craver.......................     135,360          *           --        135,360          *
William R. Haner.......................      78,960          *           --         78,960          *
Joyce M. Raymond.......................      78,960          *           --         78,960          *
Fred A. Weismiller.....................     135,360          *           --        135,360          *
Vernon R. Woelke.......................      17,860          *           --         17,860          *
All officers and directors as a group
  (12 persons)(1)......................  13,228,620      93.82%     367,000     12,861,620(3)   74.78%

- ---------------

 *  Represents less than 1%.


(1) Includes 1,318,820 shares held by Julie J. Jensen, 1,318,820 shares held by Jeffrey J. Jensen, 1,318,820 shares held by Janet J. Krieger, 1,318,820 shares held by James J. Jensen and 1,318,820 shares held by Jami J. Jensen for which Mr. Neckowitz has been given an irrevocable proxy to vote such shares. Excludes 1,043,081 shares held by Gail Granton for which Mr. Neckowitz has been given an irrevocable proxy to vote such shares only in the event the over-allotment option is exercised. Such proxies held by Mr. Neckowitz expire on January 1, 1998, or, if earlier, the date on which Mr. Neckowitz becomes unable to perform his duties as an officer of the Company due to his voluntary resignation, termination for cause, illness, disability, physical or mental incapacity or death. As a proxy holder, Mr. Neckowitz may be deemed to be the beneficial owner of such shares, but Mr. Neckowitz disclaims beneficial ownership of all such shares. See "Certain Relationships and Related Transactions."


(2) Excludes shares held by Mr. Jensen's adult children Julie J. Jensen, Jeffrey
    J. Jensen, Janet J. Krieger, James J. Jensen and Jami J. Jensen and certain employees of companies associated with Mr. Jensen. Mr. Jensen has the right to purchase, and each of such persons has the right to cause Mr. Jensen to purchase, up to 40% of the shares held by each of such persons if they cease to be employed by a Jensen related company. Mr. Jensen has entered into an Irrevocable Proxy and Voting Agreement with Mr. Neckowitz providing that if Mr. Jensen acquires any of such shares, Mr. Neckowitz shall continue to have the right to vote such shares in accordance with the term of the proxies described in footnote 1.


(3) Assumes no exercise of the over-allotment option by the Underwriters. If the over-allotment option is exercised in full, the number of shares owned after this Offering by Gail E. Granton will be reduced by 37,333 and the percentage of shares beneficially owned by her after this Offering will be 6.06%, the number of shares owned by Ronald D. Anderson will be reduced by 18,000 and the percentage of shares beneficially owned by him after this Offering will be 1.43%, the number of shares owned after this Offering by Julie J. Jensen and Jami J. Jensen will each be reduced by 100,000 and the percentage of shares beneficially owned by each of them after this Offering will be 7.09%, the number of shares owned after this Offering by Jeffrey J. Jensen and James J. Jensen will each be reduced by 75,000 and the percentage of shares beneficially owned by each of them after this Offering will be 7.23% and the number of shares beneficially owned after this Offering by Howard A. Neckowitz will be reduced by 424,667 and the percentage of shares beneficially owned by him after this Offering will be 54.37% after giving effect to the sale by him of 74,667 shares and the sale of 350,000 shares subject to the proxies described in footnote 1 and the effectiveness of the proxy granted by Gail Granton as described in footnote 1. If the over-allotment option is exercised in full, the remaining 40,050 shares to be sold to the Underwriters will be sold by the Company.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share. As of March 31, 1996, there were 14,100,000 shares of Common Stock issued and outstanding held of record by 27 stockholders and no shares of Preferred Stock issued and outstanding. The following description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.


COMMON STOCK

     The holders of Common Stock are entitled to all of the rights and privileges of holders of shares of common stock under the Delaware Law. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock do not have preemptive rights or other rights to subscribe for additional shares. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock sold in this Offering will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     Each holder of Common Stock is entitled to one vote for each share of Common Stock on all matters submitted to the vote of stockholders, including the election of directors. Cumulative voting for the election of directors is prohibited by the Company's Certificate of Incorporation and Bylaws.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is a Delaware corporation and subject to Section 203 of the Delaware Law, an anti-takeover law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined broadly to include mergers, consolidations, sales or disposition of other assets having an aggregate value of in excess of 10% of the consolidated assets of the corporation, and certain other assets that would increase the interested stockholder's proportionate share of ownership in the corporation) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that may reduce the likelihood of a change in management or voting control of the Company without the consent of the Board of Directors. The Bylaws provide that the Board of Directors will consist of not less than five directors and that the number of directors shall be determined by a majority of the Board of Directors. Further, vacancies in the

Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum. Accordingly, the Board of Directors could delay any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new vacancies with its own nominees until the next stockholder election. The Company's Certificate of Incorporation also does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock will be Chemical Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

     Upon completion of this Offering, the Company will have outstanding an aggregate of 17,200,000 shares of Common Stock (an aggregate of 17,370,050 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,467,000 shares sold in this Offering (3,987,050 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below).

     The remaining 13,733,000 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. All such outstanding shares will be subject to the "lock-up" agreements described below. Upon expiration of such lock-up agreements 180 days after the date of this Prospectus, 5,711,560 shares will become eligible for sale, subject in most cases to the limitations of Rule 144. The remaining 8,021,440 shares held by existing stockholders will become eligible for sale at various times over a period of less than two years.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding (approximately 172,000 shares immediately after this Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The Securities and Exchange Commission has proposed certain amendments to Rule 144 which would reduce the requisite holding period from two years to one year.

     The Company and each of its directors, executive officers and existing stockholders have agreed not to offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by any of them prior to the expiration of 180 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby, (ii) with the prior written consent of PaineWebber Incorporated, (iii) in the case of directors, executive officers and stockholders of the Company, transfers to members of their families or trusts for the benefit of any of them who agree to the terms of such "lock-up" agreement and (iv) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options, or the grant of options to purchase shares of Common Stock, under the Company's Option Plan and the issuance of shares of Common Shares under the Company's Purchase Plan.

                                  UNDERWRITING

     The underwriters named below, acting through PaineWebber Incorporated and Alex. Brown & Sons Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company, the Selling Stockholders and the Representatives (the "Underwriting Agreement"), to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have severally agreed to sell to the Underwriters, respectively, 3,100,000 shares and 367,000 shares of the Company's Common Stock, which in the aggregate equals the number of shares of Common Stock set forth opposite the name of such Underwriters below:

                                                                                 NUMBER
                                   UNDERWRITER                                  OF SHARES
    --------------------------------------------------------------------------  ---------
    PaineWebber Incorporated..................................................
    Alex. Brown & Sons Incorporated...........................................

                                                                                ---------
              Total...........................................................  3,467,000
                                                                                 ========


     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase, and the Company and the Selling Stockholders are obligated to sell, all the shares of Common Stock offered by this Prospectus, if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased (without consideration of any shares that may be purchased through the exercise of the Underwriters' overallotment option).


     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover of this Prospectus and to certain dealers at such price less a concession not in excess of
$          per share. The Underwriters may allow, and such dealers may reallow,
a concession to other dealers not in excess of $          per share. After the
initial public offering of the Common Stock, the public offering price, the concessions to selected dealers and reallowance to other dealers may be changed by the Representatives.


     The Company and certain stockholders of the Company have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 40,050 and 480,000 shares, respectively, of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase such percentage of such additional shares of Common Stock as is approximately equal to the percentage of shares of Common Stock that it is obligated to purchase as shown in the table set forth above. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sales of shares of Common Stock.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company and each of its directors, executive officers and existing stockholders have agreed not to offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by any of them prior to the expiration of 180 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby, (ii) with the prior written consent of PaineWebber Incorporated, (iii) in the case of directors, executive officers and stockholders of the Company, transfers to members of their families or trusts for the benefit of any of them who agree to the terms of such "lock-up" agreement and (iv) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options, or the grant of options to purchase shares of Common Stock, under the Company's Option Plan and the issuance of shares under the Company's Purchase Plan.

     Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders, the Underwriters and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial public offering price.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and general corporate legal matters will be passed upon for the Company by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. Certain legal matters relating to the sale of the shares of Common Stock in this Offering will be passed upon for the Underwriters by Paul, Hastings, Janofsky & Walker, New York, New York.

                                    EXPERTS

     The balance sheets as of December 31, 1994 and 1995 and the statements of operations, cash flows, and changes in stockholders' equity for the years ended December 31, 1993, 1994 and 1995 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the Financial Statements and related Notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     As a result of this Offering, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. As long as the Company is subject to such periodic reporting and informational requirements, it will file with the Commission all reports, proxy statements and other information required thereby. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                    GLOSSARY



     Access Charges -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.



     Estimated return traffic revenue backlog -- Under the terms of certain operating agreements, the Company is contractually entitled to receive proportional return traffic and must wait up to six months to receive this return traffic from its foreign partner. The Company records revenue with minimal associated direct cost when it receives the return traffic. The backlog at the end of a period represents the amount of revenue the Company expects to receive during the six months following the end of that period based on the amount of traffic it has already delivered to its foreign partner.



     FCC -- Federal Communications Commission.



     Facilities based international carrier -- A company that owns or leases its international network facilities including undersea fiber optic cables and switching facilities rather than reselling time provided by another facilities based carrier.



     LECs (Local Exchange Carrier) -- A company providing Local Exchange
Services.



     Local Exchange Services -- Local Exchange Services generally refers to all services provided by a LEC including local dial tone and long distance access services.



     Long distance carriers -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carriers facilities.



     Operating agreement -- International long distance traffic is traditionally exchanged pursuant to switched voice operating agreements between two long distance carriers in two countries. The agreements provide for the termination of traffic in, and return of traffic to, the partners' respective countries for mutual compensation through negotiated settlement rates. The agreements typically provide that a foreign carrier will return the same percentage of total U.S. terminating traffic as it receives from the U.S.-based carrier, and also provide for network coordination and accounting and settlement procedures.



     PTT -- Telecommunication carrier that has been dominant in their home market and which may be wholly or partially government-owned. They are often referred to as Post Telephone and Telegraph or "PTT".



     Private Line -- A private, dedicated telecommunications line connecting different end user locations.



     Proportional return traffic -- Under the terms of the operating agreements, the foreign partners are required to deliver to the U.S. carriers the traffic flowing to the U.S. in the same proportion as the U.S. carriers delivered U.S. originated traffic to the foreign carriers.



     RBOC (Regional Bell Operating Company) -- The seven local telephone companies established by the 1982 agreement between AT&T and the Department of Justice.



     Switch -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.



     Undersea fiber optic cable -- Fiber optic cable is the medium of choice for the telecommunications industry. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than a copper wire the size of a telephone pole. For international service, the fiber optic cable is placed at the bottom of the oceans in order to connect the various continents.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................   F-2
Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (unaudited with
  respect to March 31, 1996)..........................................................   F-3
Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and the
  Three Months Ended March 31, 1995 and 1996 (unaudited with respect to the periods
  ended March 31, 1995 and 1996)......................................................   F-4
Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 and the
  Three Months Ended March 31, 1995 and 1996 (unaudited with respect to the periods
  ended March 31, 1995 and 1996)......................................................   F-5
Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1993,
  1994 and 1995 and the Three Months Ended March 31, 1996 (unaudited with respect to
  the period ended March 31, 1996)....................................................   F-6
Notes to Financial Statements.........................................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pacific Gateway Exchange, Inc.:

     We have audited the accompanying balance sheets of Pacific Gateway Exchange, Inc., as of December 31, 1994 and 1995, and the related statements of operations, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Gateway Exchange, Inc., as of December 31, 1994 and 1995, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

San Francisco, California

May 13, 1996

                         PACIFIC GATEWAY EXCHANGE, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                               DECEMBER 31,
                                                        --------------------------     MARCH 31,
                                                           1994           1995           1996
                                                        -----------    -----------    -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents.............................  $     9,485    $ 1,792,202    $ 3,690,607
Accounts receivable, net of allowance for doubtful
  accounts of $137,038 in 1994, $824,337 in 1995 and
  $959,337 in 1996....................................    4,683,257     12,804,008     18,992,096
Accounts receivable, related party....................    2,203,000      3,261,849      2,788,956
Advances receivable, related party....................           --        175,000             --
Income tax recoverable................................       54,868             --             --
                                                        -----------    -----------    -----------
          Total current assets........................    6,950,610     18,033,059     25,471,659
PROPERTY AND EQUIPMENT:
Undersea fiber optic cables...........................    2,698,050      5,825,684      8,616,120
Long distance communications equipment................    2,398,467      6,092,410      7,355,075
Office furniture and equipment........................      337,195        748,530        816,517
                                                        -----------    -----------    -----------
                                                          5,433,712     12,666,624     16,787,712
Less accumulated depreciation.........................      532,180      1,656,170      2,040,957
                                                        -----------    -----------    -----------
          Total property and equipment, net...........    4,901,532     11,010,454     14,746,755
Notes receivable......................................      223,834        149,669        148,865
Deferred income tax...................................       53,309        148,247        177,743
Deposits and other assets.............................      171,334        414,317        577,493
                                                        -----------    -----------    -----------
          Total assets................................  $12,300,619    $29,755,746    $41,122,515
                                                        ===========    ===========    ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable......................................  $ 6,636,730    $19,418,595    $27,837,134
Accrued liabilities...................................       71,875        772,256        718,980
Income taxes payable..................................           --        735,218        254,714
Revolving line of credit..............................           --      3,000,000      3,000,000
Other liabilities.....................................           --        518,758        633,864
                                                        -----------    -----------    -----------
          Total current liabilities...................    6,708,605     24,444,827     32,444,692
Revolving line of credit, related party...............    4,487,724      2,420,339      5,420,339
                                                        -----------    -----------    -----------
          Total liabilities...........................   11,196,329     26,865,166     37,865,031
Commitments and Contingencies (Note 9)
STOCKHOLDERS' EQUITY:
Preferred stock, $.0001 par value, authorized
  1,000,000 shares....................................           --             --             --
Common stock, $.0001 par value, authorized 25,000,000
  shares, issued and outstanding 14,100,000 shares....        1,410          1,410          1,410
Additional paid-in capital............................      940,324        940,324        940,324
Retained earnings.....................................      162,556      1,948,846      2,315,750
                                                        -----------    -----------    -----------
          Total stockholders' equity..................    1,104,290      2,890,580      3,257,484
                                                        -----------    -----------    -----------
          Total liabilities and stockholders'
            equity....................................  $12,300,619    $29,755,746    $41,122,515
                                                        ===========    ===========    ===========


                See Accompanying Notes to Financial Statements.

                         PACIFIC GATEWAY EXCHANGE, INC.

                            STATEMENTS OF OPERATIONS


                                                                                        THREE MONTHS ENDED MARCH
                                                   YEAR ENDED DECEMBER 31,                        31,
                                           ----------------------------------------    --------------------------
                                              1993          1994           1995           1995           1996
                                           ----------    -----------    -----------    -----------    -----------
                                                                                       (UNAUDITED)    (UNAUDITED)
Revenues.................................  $1,817,484    $11,702,041    $59,250,454    $8,364,265     $27,480,056
Revenues -- related party................   3,231,000      9,211,000     17,165,995     3,760,598      4,759,701
                                           ----------    -----------    -----------    -----------    -----------
          Total revenues.................   5,048,484     20,913,041     76,416,449    12,124,863     32,239,757
Cost of long distance services...........   4,035,847     17,195,516     66,346,356    10,041,528     29,130,061
                                           ----------    -----------    -----------    -----------    -----------
          Gross margin...................   1,012,637      3,717,525     10,070,093     2,083,335      3,109,696
Selling, general and administrative
  expenses...............................   1,007,832      2,273,430      5,466,831       992,338      1,955,996
Depreciation.............................     104,241        410,115      1,123,990       188,812        384,787
                                           ----------    -----------    -----------    -----------    -----------
          Total operating expenses.......   1,112,073      2,683,545      6,590,821     1,181,150      2,340,783
                                           ----------    -----------    -----------    -----------    -----------
          Operating income (loss)........     (99,436)     1,033,980      3,479,272       902,185        768,913
Interest expense.........................      11,891        192,979        537,982       110,773        152,009
                                           ----------    -----------    -----------    -----------    -----------
  Income (loss) before income taxes......    (111,327)       841,001      2,941,290       791,412        616,904
Provision for income taxes...............          --        205,000      1,155,000       311,000        250,000
                                           ----------    -----------    -----------    -----------    -----------
          Net income (loss)..............  $ (111,327)   $   636,001    $ 1,786,290    $  480,412     $  366,904
                                           ==========    ===========    ===========    ===========    ===========
          Net income (loss) per share....  $    (0.01)   $      0.04    $      0.12    $     0.03     $     0.03
                                           ==========    ===========    ===========    ===========    ===========
Weighted average number of common shares
  outstanding............................  14,300,000     14,300,000     14,300,000    14,300,000     14,300,000
                                           ==========    ===========    ===========    ===========    ===========


                See Accompanying Notes to Financial Statements.

                         PACIFIC GATEWAY EXCHANGE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                                            -----------------------------------------    --------------------------
                                               1993           1994           1995           1995           1996
                                            -----------    -----------    -----------    -----------    -----------
                                                                                         (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)........................   $  (111,327)   $   636,001    $ 1,786,290    $   480,412    $   366,904
Adjustments to net income (loss):
  Depreciation...........................       104,241        410,115      1,123,990        188,812        384,787
  Change in provision for losses on bad
     debts...............................        20,000        117,038        687,299        141,910        135,000
  Provision for deferred income taxes....            --        (53,309)       (94,938)            --        (29,496)
  Change in accounts receivable..........      (505,588)    (3,978,408)    (9,510,050)    (5,317,295)    (6,323,088)
  Change in accounts receivable, related
     party...............................    (1,195,000)    (1,008,000)    (1,058,849)      (485,999)       472,893
  Change in notes and advances
     receivable..........................       (14,333)       195,172       (100,835)            --        175,804
  Change in deposits and other assets....       (55,907)      (106,407)      (242,983)        (4,099)      (163,176)
  Change in accounts payable.............     2,516,204      3,692,828     12,781,865      5,712,915      8,418,539
  Change in accrued liabilities..........            --         71,875        700,381         (8,375)       (53,276)
  Change in other liabilities............            --             --        518,758         34,761        115,106
  Change in federal income taxes
     (recoverable) payable...............            --        (54,868)       790,086        120,001       (480,504)
                                            -----------    -----------    -----------    -----------    -----------
  Net cash provided by (used in)
     operating activities................       758,290        (77,963)     7,381,014        863,043      3,019,493
                                            -----------    -----------    -----------    -----------    -----------
INVESTING ACTIVITIES:
Purchase of property and equipment.......    (1,542,493)    (3,744,965)    (7,232,912)      (241,603)    (4,121,088)
Sale of stock (accepted as payment for
  accounts receivable) to related
  party..................................            --             --        702,000             --             --
                                            -----------    -----------    -----------    -----------    -----------
Net cash (used in) investing
  activities.............................    (1,542,493)    (3,744,965)    (6,530,912)      (241,603)    (4,121,088)
                                            -----------    -----------    -----------    -----------    -----------
FINANCING ACTIVITIES:
Borrowings on revolving lines of
  credit.................................       717,919      3,929,308      4,000,000             --      3,000,000
Repayments on revolving lines of
  credit.................................            --       (159,503)    (3,067,385)            --             --
                                            -----------    -----------    -----------    -----------    -----------
Net cash provided by financing
  activities.............................       717,919      3,769,805        932,615             --      3,000,000
                                            -----------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash..........       (66,284)       (53,123)     1,782,717        621,440      1,898,405
Cash at the beginning of the period......       128,892         62,608          9,485          9,485      1,792,202
                                            -----------    -----------    -----------    -----------    -----------
Cash at the end of the period............   $    62,608    $     9,485    $ 1,792,202    $   630,925    $ 3,690,607
                                            ===========    ===========    ===========    ===========    ===========
Supplemental disclosure of cash flow
  information:
  Interest paid during the period........   $        --    $   102,810    $   576,250    $    76,012    $   137,527
                                            ===========    ===========    ===========    ===========    ===========
  Income taxes paid during the period....   $        --    $   313,376    $   682,999    $        --    $   760,000
                                            ===========    ===========    ===========    ===========    ===========
Non-Cash Activities:
  Stocks accepted as payment for accounts
     receivable..........................   $        --    $        --    $   702,000    $        --    $        --
                                            ===========    ===========    ===========    ===========    ===========


                 See Accompanying Notes to Financial Statements

                         PACIFIC GATEWAY EXCHANGE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                   STOCK            COMMON STOCK        ADDITIONAL     RETAINED
                                 COMMITTED      --------------------     PAID-IN       EARNINGS
                                TO BE ISSUED      SHARES      AMOUNT     CAPITAL      (DEFICIT)       TOTAL
                                ------------    ----------    ------    ----------    ----------    ----------
Balance January 1, 1993........  $  850,000          3,980    $   40     $  91,694    $ (362,118)   $  579,616
  Net loss.....................          --             --        --            --      (111,327)     (111,327)
                                  ---------     ----------    ------      --------    ----------    ----------
Balance December 31, 1993......     850,000          3,980        40        91,694      (473,445)      468,289
  Issuance of Common Stock.....    (850,000)        11,020       110       849,890            --            --
  Net income...................          --             --        --            --       636,001       636,001
                                  ---------     ----------    ------      --------    ----------    ----------
Balance December 31, 1994......          --         15,000       150       941,584       162,556     1,104,290
  940 to 1 stock split.........          --     14,085,000     1,260        (1,260)           --            --
  Net income...................          --             --        --            --     1,786,290     1,786,290
                                  ---------     ----------    ------      --------    ----------    ----------
Balance December 31, 1995......          --     14,100,000     1,410       940,324     1,948,846     2,890,580
  Net income (unaudited).......          --             --        --            --       366,904       366,904
                                  ---------     ----------    ------      --------    ----------    ----------
Balance March 31, 1996
  (unaudited)..................  $       --     14,100,000    $1,410     $ 940,324    $2,315,750    $3,257,484
                                  =========     ==========    ======      ========    ==========    ==========


                 See Accompanying Notes to Financial Statements

                         PACIFIC GATEWAY EXCHANGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)


(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Organization:

     Pacific Gateway Exchange, Inc. ("Pacific Gateway" or the "Company"), a Delaware corporation, owns and operates an international switched and domestic switched telecommunications network. The operations of Pacific Gateway have grown significantly as the result of entering into additional operating agreements with foreign partners and marketing to certain long distance companies in the United States which do not have their own international network.


     For the periods ended March 31, 1995 and 1996, the Company believes that the financial statements include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations.


  Cash and Cash Equivalents:

     Cash equivalents consist primarily of money market accounts which are available on demand. The carrying amount reported in the accompanying balance sheet approximates fair value.

  Fair Value of Financial Instruments:

     The carrying amounts for accounts receivable and accounts payable approximate their fair value. The revolving lines of credit have an interest rate which varies with the prime rate and approximates the current interest rate for similar financial instruments. Therefore, the recorded amount of the revolving lines of credit approximates fair value.

  Property and Equipment:

     Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight line method over the following estimated useful lives:

    Undersea fiber optic cables...............................................    20 years
    Long distance communications equipment....................................   5-7 years
    Office furniture and equipment............................................   4-7 years

     Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the account balance, and any resulting gain or loss is reflected in results of operations.


  Concentration of Credit Risk:



     Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. Seven of the Company's customers account for approximately 55% and 49% of gross accounts receivable as of December 31, 1995 and March 31, 1996, respectively. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support customer receivables. The Company's allowance for doubtful accounts is based on current market conditions. Losses on uncollectible accounts have consistently been within management's expectations.


  Income Taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the

                         PACIFIC GATEWAY EXCHANGE, INC.

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)


recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

     Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.


  Revenue Recognition:



     Revenues for telecommunication services provided to customers are recognized as services are rendered. Revenues for return traffic received according to the terms of the Company's operating agreements with its foreign partners are recognized as revenue as the return traffic is received.


  Earnings Per Share:


     Earnings per share are calculated based on the weighted average number of shares outstanding during the period plus the dilutive effect of stock committed to be issued and stock options determined using the treasury stock method. The earnings per share calculation has been adjusted for all periods presented to reflect the 940 to 1 stock split effected October 20, 1995. Additionally, this calculation treats stock options granted on September 30, 1995 as if they were common stock equivalents for all periods presented. See Notes 7 and 10.


  Estimates in Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2) ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC



     The Company has entered into operating agreements with 25 telecommunications carriers in 19 foreign countries under which international long distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the Federal Communications Commission (the "FCC"), whereby traffic from the foreign country is routed to international carriers, such as the Company, in the same proportion as traffic carried into the country. Mutually exchanged traffic between the Company and foreign carriers is settled through a formal settlement policy that generally extends over a six-month period at an agreed upon rate. The Company records the amount due to the foreign partner as an expense in the period the traffic is delivered. Of the 25 operating agreements the Company had at March 31, 1996, 10 agreements provided that the Company generally must wait up to six months before it actually receives the proportional return traffic. For these agreements, the Company recognizes a loss in the period in which it sells to a customer because the amount due to the foreign partner generally exceeds the amount the Company charges its customers. However, when the return traffic is received in the future period, the Company generally realizes a gross margin on the return traffic that, when combined with the prior period loss on the outbound traffic, results in a gross profit on the total transaction. Although the Company can reasonably estimate the revenue it will receive under the FCC's proportional share policy, there is no guarantee that there will be traffic delivered back to the United States or what impact changes in future settlement rates will have on net payments made and revenue received.



     For the 10 agreements which provide for delayed return traffic, the Company had previously deferred a portion of the costs associated with the outbound call until the receipt of the proportional return traffic. The Company has restated its financial statements to adopt the accounting method described above. The impact of

                         PACIFIC GATEWAY EXCHANGE, INC.

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)



this restatement was to reduce income before income taxes, net income and income per share by $5,697,130, $3,473,431 and $0.25 in 1995 and $348,762, $211,282,
and $0.02 in 1994, respectively.



(3) INCOME TAXES


     The provision for income taxes is comprised of the following:


                                                                             THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                               ------------------------------------     ---------------------------
                                 1993         1994          1995           1995            1996
                               --------     --------     ----------     -----------     -----------
                                                                        (UNAUDITED)     (UNAUDITED)
    Current.................         --     $258,309     $1,249,938      $ 328,770       $ 279,496
    Deferred................         --      (53,309)       (94,938)       (17,770)        (29,496)
                               --------     --------     ----------       --------        --------
                                     --     $205,000     $1,155,000      $ 311,000       $ 250,000
                               ========     ========     ==========       ========        ========


     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:


                                                                            THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                MARCH 31,
                                          ------------------------     ---------------------------
                                          1993      1994      1995        1995            1996
                                          -----     -----     ----     -----------     -----------
                                                                       (UNAUDITED)     (UNAUDITED)
    Expected statutory amount..........      --      34.0%    34.0%        34.0%           34.0%
    Release of valuation allowance.....      --     (15.1%)     --           --              --
    State income taxes, net of federal
      benefit..........................      --       5.5%     5.3%         5.3%            5.3%
    Other..............................      --        --       --           --             1.2%
                                          -----     -----     ----         ----            ----
                                             --%     24.4%    39.3%        39.3%           40.5%
                                          =====     =====     ====         ====            ====


     As a result of operating losses in 1992 and 1993 and the fact that the Company had a limited operating history, a valuation allowance equal to the deferred tax asset was recorded at December 31, 1993 which resulted in no tax benefit being realized for the period. The Company was profitable for the first time in 1994 which allowed it to release the previously recorded deferred tax asset valuation allowance.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

     The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities are as follows:


                                                              DECEMBER 31,
                                                          ---------------------   MARCH 31,
                                                            1994        1995        1996
                                                          --------    ---------   ---------
                                                                                  (UNAUDITED)
    Deferred tax assets:
      Allowance for doubtful accounts...................  $ 54,040    $ 325,613   $ 378,938
      Net operating loss carry forwards.................    61,412       42,185      35,805
                                                           -------    ----------  ---------
              Total gross deferred tax assets...........   115,452      367,798     414,743
    Deferred tax liabilities:
      Depreciation......................................    62,143      219,551     237,000
                                                           -------    ----------  ---------
              Net deferred tax (assets).................  $(53,309)   $(148,247)  $(177,743)
                                                           =======    ==========  =========

                         PACIFIC GATEWAY EXCHANGE, INC.

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)



     At March 31, 1996, the Company has net operating loss carryforwards of approximately $80,000 which may be applied against future taxable income and which expire in 2008.



(4) REVOLVING LINES OF CREDIT



     At March 31, 1996, the Company had a $9,000,000 revolving line of credit with Ronald L. Jensen, a principal stockholder of the Company, having a maturity date that is the earlier of December 31, 1998, the closing of a public offering, or the date of a change in ownership of 50% of the outstanding common stock of the Company. Interest is payable monthly at prime (8.5% at March 31, 1996, 8.75% at December 31, 1995 and 9.0% at December 31, 1994) plus 2%. There was $3,579,661 available to be borrowed against the line of credit at March 31, 1996. The line of credit is collateralized by all the tangible and intangible assets of the Company other than accounts receivable and the terms prohibit the Company from disposing of any of such assets other than in the ordinary course of business. The amount outstanding under this line, which is subordinated to the amount due the commercial lender, was $4,487,724, $2,420,339 and $5,420,339 at December 31, 1994, December 31, 1995 and March 31, 1996, respectively.



     In 1995, the Company entered into an additional revolving line of credit with a commercial lender under which it may borrow the lesser of $3,000,000 or 70% of certain of the Company's accounts receivable. The revolving credit facility is collateralized by all of the Company's accounts receivable and contains covenants with respect to, among other things, the profitability and current ratio of the Company and restrictions on the payment of dividends. Interest is payable monthly at the lender's prime rate plus .875%. The amount outstanding under this line was $3,000,000 at March 31, 1996. The line expires on September 30, 1996.



(5) RELATED PARTY TRANSACTIONS



     The Company provides certain domestic and international switched telecommunication services to Matrix Telecom, Inc. ("Matrix"), which is a switchless reseller. Ronald L. Jensen and his five adult children, as a group, own a controlling interest in Matrix and also own a significant, but not controlling interest in the Company. Revenues recorded from providing these services were $3,231,000, $9,211,000, and $17,165,995 for the years ended
December 31, 1993, 1994, and 1995, respectively and $3,760,598 and $4,759,701 for the three months ended March 31, 1995 and 1996, respectively. Matrix also provided certain data processing services to the Company for which the Company incurred expenses of $35,000 and $166,000 in 1994 and 1995, respectively and $15,000 and $66,000 for the three months ended March 31, 1995 and 1996, respectively. The amount receivable from Matrix was $2,203,000, and $3,261,849 at December 31, 1994 and 1995, respectively and $2,788,956 at March 31, 1996.



     In February 1995, the Company accepted certain shares of common stock, with a fair market value of approximately $702,000, of a customer as payment for accounts receivable totaling $702,000. The Company then sold this stock to Ronald L. Jensen for $702,000. Mr. Jensen subsequently sold the stock over a period of several months for a total of $730,000.


     At December 31, 1995, the Company had advances receivable from the officers of the Company totaling $175,000. These advances were due on demand and were repaid in the first quarter of 1996.

                         PACIFIC GATEWAY EXCHANGE, INC.

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)



(6) SEGMENT DATA



     The Company classifies its operations into one industry segment, telecommunications services. Export sales were $694,000, $4,572,000, and $17,619,000 for the years ended December 31, 1993, 1994, and 1995, respectively and $2,815,000 and $8,836,000 for the three months ended March 31, 1995 and 1996, respectively. Export sales by geographic area were as follows:



                                                                       THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                MARCH 31,
                                ----------------------------------  -------------------------
                                  1993        1994        1995         1995          1996
                                ---------  ----------  -----------  -----------   -----------
                                                                    (UNAUDITED)   (UNAUDITED)
    Pacific Rim...............  $ 664,000  $2,908,000  $10,066,000  $1,666,000    $4,054,000
    Europe....................         --     812,000    4,798,000     578,000     3,132,000
    Canada....................     30,000     852,000    2,418,000     571,000     1,245,000
    Other.....................         --          --      337,000          --       405,000
                                 --------  ----------  -----------  ----------    ----------
                                $ 694,000  $4,572,000  $17,619,000  $2,815,000    $8,836,000
                                 ========  ==========  ===========  ==========    ==========


     To date, the Company's international operating agreements have been with entities operating in countries where management does not expect political or economic forces to cause disruption in telecommunications traffic to or from these countries.


     The Company sells to the long distance companies in the United States which do not have their own international network and to its foreign partners. At March 31, 1996, the Company had 25 operating agreements and approximately 57 United States customers. Because it has a small number of large customers, 10% or more of the Company's revenues have been derived from the following customers.



                                                                          THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,               MARCH 31,
                                  -----------------------------------  ------------------------
                                     1993        1994        1995         1995         1996
                                  ----------  ----------  -----------  -----------  -----------
                                                                       (UNAUDITED)  (UNAUDITED)
    Matrix Telecom, Inc. (see
      Note 5)...................  $3,231,000  $9,211,000  $17,165,995  $ 3,760,598  $ 4,759,701
    Lightcom International,
      Inc.......................     600,000     (A)          (A)          (A)          (A)
    Wiltel, Inc.................     (A)       2,599,000      (A)          (A)          (A)
    Optus Communications Pty
      Limited...................     (A)       2,209,000      (A)          (A)          (A)


- ---------------

(A) Sales were less than 10% of total revenues.


(7) STOCK OPTION PLAN



     On September 30, 1995, the Company adopted a stock option plan. The plan provides for the granting of nonqualified and incentive stock options to purchase up to 1,200,000 shares of common stock. Options granted become exercisable over vesting periods of generally four years at exercise prices not less than the fair market value of the stock at the date of grant and generally must be exercised within five years. On September 30, 1995, options to purchase 509,170 shares were granted at an exercise price of $8.50 per share which the Board of Directors determined to be the fair market value of the stock at that time. The earnings per share calculation treats these options as if they were common stock equivalents for the periods presented, using the treasury stock method. In 1996, options to purchase 30,000 shares were granted at an exercise price of $11.50 per share.



(8) EMPLOYEE BENEFIT PLANS


     In September 1995, the Company established an Employee Stock Purchase Plan (the "Purchase Plan") which is meant to qualify under section 423 of the Internal Revenue Code. The Purchase Plan will become

                         PACIFIC GATEWAY EXCHANGE, INC.

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)


effective immediately upon the successful completion of a public offering of the Company's common stock. Under the Purchase Plan, the Company reserved up to 400,000 shares of common stock for purchase by employees who meet certain eligibility requirements. Eligible employees may contribute up to 10% of their compensation to the Purchase Plan to purchase shares at 85% of the fair market value of the stock on the first or the last day of each six-month offering period as defined in the Purchase Plan.


(9) COMMITMENTS AND CONTINGENCIES


  Litigation

     The Company is not currently subject to any legal proceedings that will have a material impact on the Company's financial position or results of operations.

  Leases


     The Company leases office space and equipment under noncancelable operating leases. Rental expenses for 1993, 1994, and 1995 was $52,000, $92,000, and $142,000, respectively and $38,000 and $30,000 for the three months ended March 31, 1995 and 1996, respectively. Future minimum lease payments under these leases as of March 31, 1996 are as follows:



                1996..............................................  $126,000
                1997..............................................    92,000
                1998..............................................    15,000
                                                                    --------
                          Total minimum lease payments............  $233,000
                                                                    ========


  Employment Agreements

     The Company has entered into employment agreements with each of Howard Neckowitz, President, Chief Executive Officer and Chairman of the Board, Gail Granton, Chief Financial Officer, Executive Vice President, International Business Development and Secretary, Ronald Anderson, Vice President, Operations and Engineering and Robert Craver, Senior Vice President, International Relations. The agreement with Mr. Neckowitz is for a term of four years, the agreements with Ms. Granton and Mr. Anderson are for a term of three years and the agreement with Mr. Craver is for a term of two years. The agreements provide for severance payments in an amount equal to base salary to the end of the term or, if greater, two years of base salary for Mr. Neckowitz and one year of base salary for Ms. Granton, Mr. Anderson and Mr. Craver in the event of termination without cause or termination following a change of control of the Company. In the event of a change of control, each of such employees would be entitled to severance following his or her resignation from the Company resulting from diminution of his or her duties. Should such an event occur, the Company's obligation for severance could range from $1,020,000 to $2,145,000. Upon any such payment of severance, the officer would also receive full vesting of any outstanding stock options.

  Commitments


     At March 31, 1996 the Company had outstanding commitments of $860,000 for the acquisition of additional ownership interests in digital undersea fiber optic cables.



(10) CAPITAL STOCK



     In 1992, the Company entered into an agreement whereby it received $850,000 in cash and agreed to issue stock of the Company representing approximately 73% of the Company. In 1994, the Company issued 11,020 (pre-split) shares of its common stock to fulfill its commitment under this agreement. The earnings per

                         PACIFIC GATEWAY EXCHANGE, INC.

     (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MARCH 31, 1995 AND 1996)



share calculation treats these shares as common stock equivalents prior to the issuance of the shares for all periods presented.


     On September 30, 1995, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public. On September 30, 1995, the Company's Board of Directors authorized an amendment to the Certificate of Incorporation which was approved by the shareholders on the same date. The amendment effected a 940 to 1 split of the Company's Common Stock and adjusted the authorized shares to 25,000,000 shares of common stock, $.0001 par value per share, and 1,000,000 shares of Preferred Stock, $.0001 par value per share. The 940 to 1 split was effective October 20, 1995. The rights, preferences and limitations of the Preferred Stock may be designated by the Company's Board of Directors at any time.


(11) NEW ACCOUNTING PRONOUNCEMENTS



     The Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which is effective for fiscal years beginning after December 15, 1995. The Company adopted the standard on January 1, 1996 which did not have a material impact on its financial statements.


     In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 31, 1995. SFAS 123 encourages entities to adopt a fair value based method of accounting for employee stock compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting. Under the intrinsic value based method, companies do not recognize compensation cost for many of their stock compensation plans. Under the fair value based method, companies would recognize compensation costs for those same plans. The Company elects to continue to use the intrinsic value based method, and therefore does not expect the impact on its financial statements, if any, to be material.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................     3
Risk Factors...............................     6
Use of Proceeds............................    12
Dividend Policy............................    13
Capitalization.............................    14
Dilution...................................    15
Selected Financial Data....................    16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    17
Business...................................    25
Management.................................    40
Certain Relationships and Related
  Transactions.............................    46
Principal and Selling Stockholders.........    47
Description of Capital Stock...............    49
Shares Eligible for Future Sale............    50
Underwriting...............................    51
Legal Matters..............................    52
Experts....................................    52
Additional Information.....................    53
Glossary...................................    54
Index to Financial Statements..............   F-1
            ------------------------
     UNTIL                , 1996, ALL DEALERS
  EFFECTING TRANSACTIONS IN THE REGISTERED
  SECURITIES WHETHER OR NOT PARTICIPATING IN THIS
  DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
  PROSPECTUS. THIS IS IN ADDITION TO THE
  OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS
  WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO
  THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================
                                3,467,000 SHARES

                        [PACIFIC GATEWAY EXCHANGE LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED

                               ALEX. BROWN & SONS
                                  INCORPORATED

                            ------------------------

                                            , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. The Company is paying all of the expenses incurred on behalf of the Selling Stockholders (other than underwriting discounts and commissions). All amounts shown are estimates except for the registration fee and the NASD filing fee.

    Registration fee...........................................................  $20,623
    NASD filing fee............................................................    6,481
    Nasdaq National Market fee.................................................   50,000
    Blue sky qualification fees and expenses...................................    5,000
    Printing and engraving expenses............................................     *
    Legal fees and expenses....................................................     *
    Accounting fees and expenses...............................................     *
    Transfer agent and registrar fees..........................................     *
    Fee for Custodian for Selling Stockholders.................................     *
    Miscellaneous..............................................................     *
                                                                                 -------
              Total............................................................  $
                                                                                 =======

- ---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since October 31, 1992, the Registrant has not sold or issued any unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
- ---------------------------------------------------------------------------------------------
         1.1         -- Form of Underwriting Agreement.
         3.1         -- Amended and Restated Certificate of Incorporation.
         3.2         -- Amended and Restated Bylaws.
         4.1*        -- Specimen Certificate for Common Stock
         5.1         -- Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
        10.1         -- Form of Indemnification Agreement for directors and officers.
        10.2         -- Stock Option Plan and forms of agreements thereunder.
        10.3         -- Employee Stock Purchase Plan.
        10.4.1       -- Proxy dated December 10, 1994 by Julie J. Jensen.
        10.4.2       -- Proxy dated December 10, 1994 by Jeffrey J. Jensen.
        10.4.3       -- Proxy dated December 10, 1994 by Janet Jensen Kreiger.
        10.4.4       -- Proxy dated December 10, 1994 by James J. Jensen.
        10.4.5       -- Proxy dated December 10, 1994 by Jami J. Jensen.
        10.4.6*      -- Proxy dated May 10, 1996 by Gail E. Granton.
        10.5.1       -- Employment Agreement dated October 1, 1995 between Howard A.
                        Neckowitz and Pacific Gateway Exchange, Inc.
        10.5.2       -- Employment Agreement dated October 1, 1995 between Gail E. Granton and Pacific Gateway Exchange, Inc.
        10.5.3       -- Employment Agreement dated October 1, 1995 between Ronald D. Anderson and Pacific Gateway Exchange, Inc.
        10.5.4       -- Employment Agreement dated October 1, 1995 between Robert F. Craver and Pacific Gateway Exchange, Inc.
        10.6         -- Telephone Service Agreement dated May 1, 1995 between Matrix Telecom,
                        Inc. and Pacific Gateway Exchange, Inc.
        10.7         -- Agreement for Billing Services dated November 24, 1995 between Matrix
                        Telecom, Inc. and Pacific Gateway Exchange, Inc.
        10.8         -- Business Loan Agreement (Receivables) and Security Agreement
                        (Receivables) dated December 19, 1995 between Bank of America, NT&SA and Pacific Gateway Exchange, Inc.
        11.1         -- Statement regarding computation of per share income (loss).
        23.1*        -- Consent of Independent Accountants (see page II-5).
        23.2         -- Consent of Counsel (included in Exhibit 5.1).
        24.1         -- Power of Attorney (see page II-4).


- ---------------


 * Being filed with this Amendment No. 2.



All other exhibits have been previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 23rd day of May, 1996.


                                            PACIFIC GATEWAY EXCHANGE, INC.

                                            By:   /s/  HOWARD A. NECKOWITZ
                                               -------------------------------
                                                     Howard A. Neckowitz
                                              President, Chief Executive Officer
                                                 and Chairman of the Board
                                               (Principal Executive Officer and
                                                Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------   ----------------------------   -----------------
            /s/  HOWARD A. NECKOWITZ            President, Chief Executive       May 23, 1996
- ---------------------------------------------     Officer and Chairman of
             Howard A. Neckowitz                  the Board (Principal
                                                  Executive Officer and
                                                  Principal Accounting
                                                  Officer)

               GAIL E. GRANTON                  Chief Financial Officer,         May 23, 1996
- ---------------------------------------------     Executive Vice President,
               Gail E. Granton                    International Business
                                                  Development, Secretary and
                                                  Director (Principal
                                                  Financial Officer)

              RONALD L. JENSEN*                 Director                         May 23, 1996
- ---------------------------------------------
              Ronald L. Jensen

*By:        HOWARD A. NECKOWITZ
    -----------------------------------------
    Howard A. Neckowitz, Attorney-in-Fact

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Amendment No. 2 to Registration Statement on Form S-1 of our report dated May 13, 1996, on our audit of the financial statements as of and for the years ended December 31, 1995, 1994, and 1993 of Pacific Gateway Exchange, Inc. We also consent to the reference to our firm under the caption "Experts."


                                                /s/  COOPERS & LYBRAND, L.L.P

San Francisco, California

May 23, 1996

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
  EXHIBIT                                                                           NUMBERED
  NUMBER                           DESCRIPTION OF DOCUMENT                            PAGE
- ----------------------------------------------------------------------------------------------
     1.1   -- Form of Underwriting Agreement.
     3.1   -- Amended and Restated Certificate of Incorporation.
     3.2   -- Amended and Restated Bylaws.
     4.1*  -- Specimen Certificate for Common Stock
     5.1   -- Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
    10.1   -- Form of Indemnification Agreement for directors and officers.
    10.2   -- Stock Option Plan and forms of agreements thereunder.
    10.3   -- Employee Stock Purchase Plan.
    10.4.1 -- Proxy dated December 10, 1994 by Julie J. Jensen.
    10.4.2 -- Proxy dated December 10, 1994 by Jeffrey J. Jensen.
    10.4.3 -- Proxy dated December 10, 1994 by Janet Jensen Kreiger.
    10.4.4 -- Proxy dated December 10, 1994 by James J. Jensen.
    10.4.5 -- Proxy dated December 10, 1994 by Jami J. Jensen.
    10.4.6* -- Proxy dated May 10, 1996 by Gail E. Granton.
    10.5.1 -- Employment Agreement dated October 1, 1995 between Howard A.
              Neckowitz and Pacific Gateway Exchange, Inc.
    10.5.2 -- Employment Agreement dated October 1, 1995 between Gail E. Granton and Pacific Gateway Exchange, Inc.
    10.5.3 -- Employment Agreement dated October 1, 1995 between Ronald D. Anderson and Pacific Gateway Exchange, Inc.
    10.5.4 -- Employment Agreement dated October 1, 1995 between Robert F. Craver and Pacific Gateway Exchange, Inc.
    10.6   -- Telephone Service Agreement dated May 1, 1995 between Matrix Telecom,
              Inc. and Pacific Gateway Exchange, Inc
    10.7   -- Agreement for Billing Services dated November 24, 1995 between Matrix
              Telecom, Inc. and Pacific Gateway Exchange, Inc.
    10.8   -- Business Loan Agreement (Receivables) and Security Agreement
              (Receivables) dated December 19, 1995 between Bank of America, NT&SA and Pacific Gateway Exchange, Inc.
    11.1   -- Statement regarding computation of per share income (loss).
    23.1*  -- Consent of Independent Accountants (see page II-5).
    23.2   -- Consent of Counsel (included in Exhibit 5.1).
    24.1   -- Power of Attorney (see page II-4).


- ---------------


 * Being filed with this Amendment No. 2.



All other exhibits have been previously filed.